                          AGREEMENT FOR THE PURCHASE
                              AND SALE OF ASSETS
                                    BETWEEN
                         FREEDOM TEXTILE CHEMICALS CO.
                                      AND
                           AMERICAN CYANAMID COMPANY

                               TABLE OF CONTENTS

                                                                                                        Page
SECTION 1.            CLOSING..........................................................................  2

SECTION 2.            PURCHASE AND SALE OF ASSETS: GRANT Of LICENSE TO
                      SELLER...........................................................................  2

2.1           Purchased Assets.........................................................................  2
2.2           Excluded Assets..........................................................................  3
2.3           Transfer of Title to the Assets..........................................................  3
2.4           Non-Assignable Contracts.................................................................  4
2.5           Grant of License to Seller...............................................................  5
2.6           Option to Purchase Real Estate...........................................................  8

SECTION 3.            PURCHASE PRICE...................................................................  8

3.1           Purchase Price...........................................................................  8
3.2           Adjustment of Inventory Purchase Price................................................... 10
3.3           Payment of Adjustment.................................................................... 12
3.4           Liabilities.............................................................................. 13
3.5           Liabilities Not Assumed by Buyer......................................................... 13
3.6           Allocation of Purchase Price............................................................. 13

SECTION 4.            REPRESENTATIONS AND WARRANTIES OF SELLER......................................... 14

4.1           Organization, Good Standing and Corporate Power.......................................... 14
4.2           Authorization for Agreement.............................................................. 15
4.3           Validity of Contemplated Transaction, etc................................................ 15
4.4           Financial Information.................................................................... 16
4.5           Tax Matters.............................................................................. 18
4.6           Litigation............................................................................... 19
4.7           Title to the Assets...................................................................... 20
4.8           Compliance with Law...................................................................... 21
4.9           Permits and Licenses..................................................................... 22
4.10          Contracts................................................................................ 23
4.11          Contract Observance...................................................................... 24
4.12          Patents, Trademarks and Copyrights....................................................... 24
4.13          Employee Benefit Plans................................................................... 25
4.14          Conduct of the Assets and Operations Relating
              Thereto.................................................................................. 27
4.15          Inventory................................................................................ 29
4.16          Employee Relations....................................................................... 29
4.17          All Assets Transferred................................................................... 30
4.18          Investment Representations............................................................... 30
4.19          Knowledge of Seller...................................................................... 30
4.20          Status of Real Property.................................................................. 31
4.21          Seller's Status.......................................................................... 31

4.22          Restrictions on Real Property............................................................ 31
4.23          Accuracy of Plans........................................................................ 31

                                                                                                        Page
4.24          Undisclosed Facts........................................................................ 32
4.25          Required Work............................................................................ 32
4.26          Use of Real Property..................................................................... 32
4.27          Access to Real Property.................................................................. 33
4.28          Condition of the Assets.................................................................. 33
4.29          Certain Environmental Matters............................................................ 33
4.30          Utilities................................................................................ 33
4.31          Accuracy of Schedules.................................................................... 34

SECTION 5.            BUYER'S REPRESENTATIONS AND WARRANTIES........................................... 34

5.1           Organization, Good Standing and Corporate Power.......................................... 34
5.2           Authorization for Agreement.............................................................. 35
5.3           Validity of Contemplated Transaction, etc................................................ 35
5.4           Litigation............................................................................... 36

SECTION 6.            NO BROKERS....................................................................... 36

SECTION 7.            FURTHER AGREEMENTS............................................................... 37

7.1           Buyer's Access to Information and Records Prior to
              Closing.................................................................................. 37
7.2           Parties' Access to Records After Closing................................................. 39
7.3           Reservation of Name...................................................................... 40
7.4           Pro Ration............................................................................... 41
7.5           Related Agreements....................................................................... 42
7.6           Packaged Products and Packaging Material................................................. 43
7.7           Tax Treatment of Intangibles............................................................. 44

SECTION 8.            OBLIGATIONS OF SELLER UNTIL CLOSING.............................................. 44

8.1           Operation of Business.................................................................... 44

SECTION 9.            CONDITIONS OF CLOSING............................................................ 47

9.1           Conditions of Buyer's Obligations........................................................ 47
9.2           Conditions of Seller's Obligations....................................................... 50

SECTION 10.           CLOSING DOCUMENTS................................................................ 52

10.1          Seller's Obligations..................................................................... 52

10.2          Buyer's Obligations...................................................................... 54

SECTION 11.           HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT
                      OF 1976.......................................................................... 56

SECTION 12.           EMPLOYEE AND EMPLOYEE BENEFIT MATTERS............................................ 56

12.1          Employees................................................................................ 56
12.2          Compensation; Benefits................................................................... 58

                                                                                                        Page
12.3          Employee Benefit Plans................................................................... 59

SECTION 13.           CLOSING EXPENSES AND TAXES....................................................... 62

SECTION 14.           INDEMNIFICATIONS................................................................. 62

14.1          Seller Indemnity......................................................................... 62
14.2          Buyer Indemnity.......................................................................... 63
14.3          Limitations.............................................................................. 64
14.4          Procedure for Indemnification............................................................ 65
14.5          Sole Remedy.............................................................................. 66
14.6          Survival and Term of Indemnification..................................................... 67

SECTION 14A           INDEMNIFICATION FOR ENVIRONMENTAL CLAIMS......................................... 67

SECTION 15.           BULK SALES LAW................................................................... 79

SECTION 16.           TERMINATION...................................................................... 79

SECTION 17.           OTHER PROVISIONS................................................................. 81

17.1          Public Announcements..................................................................... 81
17.2          Costs and Expense........................................................................ 81
17.3          Passage of Title and Risk of Loss........................................................ 81
17.4          Notices.................................................................................. 82
17.5          Assignment............................................................................... 82
17.6          Schedules and Exhibits................................................................... 83
17.7          Integration, Amendment and Modification.................................................. 83
17.8          Waiver and Discharge..................................................................... 83
17.9          Captions................................................................................. 84
17.10         Law Governing............................................................................ 84
17.11         Benefit of Parties....................................................................... 84
17.12         Counterparts............................................................................. 84
17.13         Indirect or Consequential Damages........................................................ 85
17.14         Severability............................................................................. 85

17.15         Parties in Interest...................................................................... 85
17.16         References to Laws....................................................................... 85

                          AGREEMENT FOR THE PURCHASE
                              AND SALE OF ASSETS
                              (Textile Chemicals)

                  THIS AGREEMENT is made this 28th day of February, 1992, between FREEDOM TEXTILE CHEMICALS CO. ("Buyer"), a Delaware corporation, and AMERICAN CYANAMID COMPANY ("Seller"), a Maine corporation.
                  Seller owns a manufacturing facility in Mecklenburg County, North Carolina (the "Facility") and Seller manufactures, sells, and distributes glyoxal, glyoxal-based reactants, and other specialty chemicals useful in the textile industry (collec-tively the "Products"). The Products are defined for this Agreement as those products listed and described in SCHEDULE 4.15
(the "Products List").

                  Buyer desires to purchase from Seller, and Seller desires to sell, transfer, and assign to Buyer, certain assets relating to Seller's business of manufacturing, selling and distributing the Products (the "Assets"), all upon the terms and conditions of this Agreement. The Assets, including, without limitation, any and all rights, privileges, permits, customer lists, goodwill and Confidential Information (as hereinafter defined) associated with the use of the Assets in connection with the manufacture, sale and distribution of Products are hereinaf-ter referred to as the "Business." Accordingly the parties agree as follows:

         SECTION 1.          CLOSING

                  The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Seller, One Cyana-mid Plaza, Wayne, New Jersey 07470, U.S.A., at 11:00 A.M., local time, on May 29, 1992, or a date which is not more than five (5) business days after the date on which all of the conditions to Closing contained in this Agreement have been satisfied as provided herein, whichever occurs sooner, or at such other place, time and date as shall be fixed by agreement between the parties.
The date of Closing is referred to herein as the "Closing Date."
The Closing shall be effective at 12:01 A.M. on the Closing Date.

         SECTION 2.          PURCHASE AND SALE OF ASSETS: GRANT Of LICENSE TO
                             SELLER

                  2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the within representations and warranties, at the Closing, Seller will (a) sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller the Assets. The Assets are defined to be those which are described in SCHEDULE 2.1, the annexes to SCHEDULE 2.1, including the real property described on ANNEX 1 of SCHEDULE 2.1 (the "Real Property") and the schedules referenced in SCHEDULE 2.1, all attached hereto (the defined terms in which have the same meaning as such terms have in this text). The Assets will be sold free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons of every kind and character, including, with respect to the Real Property, any lease, tenancy, occupancy, or option or other right to purchase any part of the Real Property, as well as any easement, covenant or restriction burdening or otherwise restricting the use of the Real Property, except those which are specifically disclosed on SCHEDULE 4.7 and (b) grant to Buyer a royalty-free, exclusive right and license to use the trademarks listed in EXHIBIT A TO EXHIBIT XIV hereto for a period of eigh-teen (18) months from the Closing Date (the "Trademark License") in and only in connection with the relevant Products listed in
SCHEDULE 4.15.

                  2.2 Excluded Assets. The parties expressly acknowl-edge and agree that there shall be excluded from the Assets, all assets, rights and properties specifically described on SCHEDULE
2.2 annexed hereto (collectively the "Excluded Assets").

                  2.3 Transfer of Title to the Assets. The sale, assignment, conveyance, transfer and delivery by Seller of the Assets shall be made at the Closing by a bill of sale substan-tially in the form of EXHIBIT I hereto (the "Bill of Sale"); a deed substantially in the form of EXHIBIT II hereto (the "Deed");
and other appropriate instruments of transfer and assignment as Buyer may reasonably require. All assignments of patents shall be implemented by the delivery to Buyer of an executed master assignment document (the "Patent Assignment"), in the form attached hereto as EXHIBIT III. Assignment of contracts shall be implemented by the delivery to Buyer of an assignment in the form of EXHIBIT XI hereto (the "Contract Assignment"). Assignment of

United States trademark registrations shall be implemented by the delivery to Buyer of an assignment in the form of EXHIBIT XII hereto (the "U.S. Trademark Assignment"). Assignment of foreign trademarks and assignment of copyrights shall be implemented by means of delivery to Buyer of an assignment in the form of
EXHIBIT XIII hereto (the "General Assignment and Bill of Sale") and delivery to Buyer, subsequent to Closing, of executed docu-ments (to be supplied at Seller's expense as expeditiously as possible after Closing) suitable for recording at Buyer's ex-pense. The Assignment of all permits and licenses in any way relating to the Assets shall be implemented by the delivery to Buyer of an assignment in the form of EXHIBIT IX hereto (the "Permit Assignment"). The assignment of the lease for the storage tank presently leased by the Business in Antwerp, Belgium will be implemented by the delivery to Buyer or a subsidiary of Buyer as designated by Buyer of an assignment in the form of
EXHIBIT XV hereto (the "Tank Lease Assignment"). Seller cove-nants and agrees to execute and deliver, without additional consideration, such other and further instruments of assignment, transfer or conveyance of any of the Assets as Buyer may reason-ably require, whether on or after the Closing Date, to evidence or perfect Buyer's right, title and interest in and to the Assets.

                  2.4 Non-Assignable Contracts. To the extent that any of the Contracts (as hereinafter defined) are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach.
All Contracts which are not assignable are listed in SCHEDULE
2.4. Seller agrees to use its best efforts to obtain the consent of each other party to any Contract to the assignment thereof to Buyer in all cases in which such consent is required for assign-ment or transfer. If such consent is not obtained at or prior to the Closing, Seller agrees to cooperate with Buyer in subsequent-ly seeking such consent and in any reasonable arrangements designed to provide for Buyer the benefits under any such Con-tract, including enforcement at the cost of Seller and for the benefit of Buyer of any and all rights of Seller against each other party thereto arising out of the cancellation by such other party or otherwise. If and to the extent that such arrangements cannot be made, Buyer shall have no obligation with respect to any such Contract, and Seller shall faithfully fulfill its obligations under such Contract.

                  2.5 Grant of License to Seller. From and after the Closing, Buyer hereby grants to Seller a royalty-free, world-wide non-exclusive license in perpetuity to hold and use all of Buyer's manufacturing technology pertaining to the manufacture of the Products AEROTEX 802, AEROTEX 900 and CYANATEX TSI (the
"License Technology") made available hereunder as of the Closing
Date or thereafter, including, but not limited to, all computer programs, processes, operating procedures, methods, techniques, product formulae, specifications, designs, research and develop-ment data, patents, inventions, invention records, patent appli-cations, process drawings, process flow-sheets, operating manuals and reports, toxicology reports, material safety data sheets, technical bulletins, and all other technology and records per-taining solely and exclusively to the License Technology, for the sole and exclusive purpose of Seller's manufacturing, or having manufactured for it, using and selling chemicals made using the License Technology to markets outside the textile trade. In the event Seller determines to contract with third parties to manu-facture products using the License Technology in the United States pursuant to the preceding sentence, Seller shall notify Buyer and afford Buyer a reasonable period of time to submit a proposal to Seller for such manufacturing. Seller will have the right, in its sole discretion, to accept or reject such proposal or to negotiate such proposal with Buyer.

                  Buyer shall make existing License Technology available to Seller as of the Closing Date. In addition, to the extent
Buyer makes technology discoveries or developments within twelve months after the Closing Date relating to the License Technology that, in Buyer's judgment, may become or is commercially valu-able, Buyer shall make such technology available to Seller at no additional cost as License Technology. Buyer shall notify Seller of such discoveries or developments semi-annually by providing a review of such discoveries or developments during the prior six
(6) months. Buyer shall further make additional License Technol-ogy discovered or developed more than twelve (12) months after the Closing Date available to Seller after Closing at reasonable royalties to be negotiated. Buyer shall notify Seller of such discoveries or developments semi-annually by providing a review of such discoveries and developments during the prior six (6) months. Seller acknowledges and agrees that all information related to the License Technology (including any improvements thereto or thereon made by Buyer at any time) belong exclusively to Buyer, and Seller hereby relinquishes and assigns to Buyer any and all rights it may have thereto, subject to its rights to use the License Technology hereunder. Seller agrees to keep the License Technology secret and not disclose the License Technology and any of the Confidential Information (as defined in subsection
7.2) transferred to Seller pursuant to this subsection to any third party, except in connection with its rights hereunder to manufacture, have manufactured, use and sell chemicals using the License Technology. Upon Buyer's consent, which shall not be unreasonably withheld, Seller shall have the right to sublicense the License Technology solely for purposes consistent with the rights granted to Seller in this subsection 2.5. Such sublicens-ee shall not have the right to sublicense the License Technology without the prior consent of Buyer, which shall not be unreason-ably withheld. In the event Seller shall need to disclose the License Technology to a third party, then Seller shall take appropriate measures to safeguard the secrecy of the License
Technology and Seller shall be responsible for and liable to

Buyer for any such disclosure and shall indemnify Buyer for any and all damages resulting from such disclosure. In addition, Buyer shall have the right independently to safeguard the secrecy of the License Technology.

                  2.6 Option to Purchase Real Estate. Seller hereby grants to Buyer an option to purchase during a period of twelve months following the Closing certain land adjacent to the Facili-ty as more specifically described on SCHEDULE 2.6 for a price of Nine Hundred Ten Thousand Dollars ($910,000) under and subject to other terms and conditions to be agreed upon by the parties.

         SECTION 3.          PURCHASE PRICE

                  3.1 Purchase Price. The purchase price (the "Pur-chase Price") for the Assets, including the distribution center, office and warehouse buildings and certain other related property shall be the sum of Ten Million Eight Hundred Thousand dollars
(U.S. $10,800,000) less an amount payable under a separate cove-nant not to compete plus an amount determined pursuant to subsec-tion 3.2 hereof in respect of the Inventory (as defined in subsection 4.15) as of the Closing Date. Buyer shall pay the Purchase Price in the following manner:

                             (a)  Buyer shall pay to Seller at Closing the
sum of Eight Million Dollars (U.S. $8,000,000) in cash reduced by the amount paid for a separate covenant not to compete;

                             (b)  Buyer will also pay to Seller Preferred
Stock (as hereinafter defined) with an aggregate par value of $2,800,000;

                             (c)  Buyer will also pay to Seller at Closing in
cash the Estimated Inventory Amount (as hereinafter defined) payable to Seller for the Inventory (as defined in subsection
4.15) included in the Assets as of the Closing as determined by Seller not less than 10 days prior to the Closing Date in accor-dance with the valuation standards presented in subsection 3.2.
The cash delivered for the Estimated Inventory Amount shall be reduced by the amount of a promissory note which shall be deliv-ered to Seller by Buyer at Closing in an amount equal to the cost of the portion of the Inventory composed of all of the catalyst in Seller's Inventory at the Closing, determined in accordance with subsection 3.2. Such note will be in the form acceptable to Seller including the following terms and conditions: the note will be payable not more than one (1) year after the Closing with interest payable monthly at the same rate as on the "Term Loan"

from the Bank of New York or such other credit source selected by Buyer for the purchase of the Assets; the note shall be subordi-nated to such Term Loan and secured by a security interest on such catalyst Inventory, and subordinated only to the Term Loan's first security interest; Buyer agrees that it will not acquire, purchase or reclaim for the purposes of utilizing a replacement charge any other catalyst charge unless and until the principal of this note has been repaid in its entirety with any interest accrued during the portion of the month in which this note is repaid;

                             (d)  Preferred Stock shall be Series A Preferred
Stock with an aggregate par value of $2,800,000 issued by Buyer which shall pay cumulative dividends semi-annually at a rate of 8.5% per annum. The Preferred Stock shall be redeemed ten (10) years after the date of its issue at a price equal to par value plus accrued unpaid dividends and the compounding thereon. Buyer shall have the right, however, to redeem the Preferred Stock at any time from time to time at a price of par value plus accrued unpaid dividends and the compounding thereon. Other terms and conditions of the Preferred Stock are more specifically set forth in SCHEDULE 3.1 hereto; and

                             (e)  All cash payments shall be made by the
transfer of immediately available federal funds for credit to Seller's Account No. 160-30-282 at Morgan Guaranty Trust Company of New York, 23 Wall Street, New York, N.Y. ABA No. 02100023.

                  3.2 Adjustment of Inventory Purchase Price. Within ten (10) days prior to the Closing, Seller and Buyer, each at its own expense, shall jointly take a physical count of the Invento-ry, using the practices and procedures customarily employed by Seller in its taking of physical counts of the Inventory. The date on which such physical count shall be completed shall be the "Initial Determination Date."

                  Inventory will be valued by both parties, at total standard cost plus or minus raw material price variances only.
In valuation of the inventory all quantities on hand will be traced back to the most recent purchase to determine the price variances, if any, to apply to the standard cost. For example, based upon the most recent purchase cost of raw materials con-tained in finished goods in the Inventory on hand at the date of Closing and assuming that the total raw material cost variances were five percent (5%) higher than raw material standard costs, such Inventory would be valued at one hundred five percent (105%) of raw material standard cost plus the standard costs of all other components carried in inventory as of the date of Closing.

                  Buyer and Seller will endeavor to agree on the value of the Inventory as of the Initial Determination Date prior to the Closing. Such value shall be the "Estimated Inventory Amount."
Should Buyer and Seller fail to agree on the Estimated Inventory
Amount then they shall attempt during a ten (10) day period from and after the Initial Determination Date to resolve their differ-ences. If following this time period Buyer and Seller are still in disagreement, then Seller may elect not to close this transac-tion unless Buyer pays the Estimated Inventory Amount determined by Seller. If Buyer makes such payment, it will not prejudice
Buyer's right to seek an adjustment of this valuation as provided in the following paragraph.

                  Following the Closing, Buyer and Seller shall measure any changes in the Inventory between the Inventory Determination
Date and the Closing, and attempt to mutually determine any adjustments whether arising from changes in the Inventory in the period from the Initial Determination Date to the Closing or from the differing calculations of the Estimated Inventory Amount. In the event they are unable to do so, they shall each submit their respective valuations to a mutually acceptable, nationally recog-nized public accounting firm (the "Arbiter Firm") who shall determine such value within 90 days after the Closing Date in accordance with the valuation method hereinabove described. For purposes of this Agreement, the value of the Inventory shall be equal to the value determined by the Arbiter Firm. The fees of the Arbiter Firm shall be shared equally by Buyer and Seller.

                  3.3 Payment of Adjustment. Within ten (10) business days after the final determination of the value of the Inventory pursuant to subsection 3.2, a final cash adjustment in respect of the amount paid by Buyer to Seller at Closing in respect of the portion of Purchase Price attributable to the Inventory shall be made. In the event that the value of the Inventory is less than the amount paid by Buyer to Seller at Closing pursuant to subsec-tion 3.1(c), then Seller shall pay to Buyer the full amount of such excess in immediately available federal funds pursuant to subsection 3.1, together with interest thereon at the prime rate announced by The Chase Manhattan Bank (N.A.) on the Closing Date at the principal office of such bank in New York City, New York, U.S.A. (the "Prime Rate") from the Closing Date until the date on which such payment is made. In the event that the value of the Inventory is greater than the estimated amount for Inventory paid by Buyer to Seller at Closing pursuant to subsection 3.1(c), then
Buyer shall pay to Seller such additional amount in immediately available federal funds, together with interest thereon at the

Prime Rate from the Closing Date until the date on which such payment is made pursuant to subsection 3.1.

                  3.4 Liabilities. In further consideration of the purchase of the Assets, Buyer shall execute and deliver to Seller at the Closing an assumption agreement substantially in the form of EXHIBIT IV hereto (the "Assumption Agreement") with respect to the obligations and liabilities of Seller set forth in SCHEDULE
3.4 which shall be assumed from and after the Closing by Buyer.

                  3.5 Liabilities Not Assumed by Buyer. Except as set forth in subsection 3.4, Buyer shall not assume or incur, and Seller shall remain liable to pay, perform and discharge, all liabilities and obligations of Seller (i) arising from Seller's conduct of its business prior to the Closing Date, or (ii) as set forth in this Agreement.

                  3.6 Allocation of Purchase Price. For all income tax purposes, Buyer and Seller shall report the transactions contemplated by this Agreement in accordance with a mutually agreed allocation of the consideration therefor, as calculated in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, among the Assets and the Non-competition
Agreement (as hereinafter defined). Buyer and Seller shall endeavor to agree on an allocation of the Purchase Price by December 31, 1992. To the extent that Buyer must make an elec-tion described in subsection 7.7, which requires an allocation of the Purchase Price in whole or in part in connection therewith, then the latest date for agreement on the allocation of the

Purchase Price shall be the earlier of (1) December 31, 1992 or
(2) ten (10) business days prior to the last date on which such election must be made. In the event Buyer and Seller are unable to reach agreement by the applicable date, they shall each submit their respective allocations as required on their appropriate income tax returns.

         SECTION 4.          REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer and agrees with Buyer that the following representations and warranties are true and correct on the date of this Agreement and shall survive the Closing to the extent provided in Section 5 and subsections 14.1 and 14.3 hereof:

                  4.1        Organization, Good Standing and Corporate Power.
Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and has the corporate power and authority to own the Assets and to conduct its operations to the extent it uses such Assets as they are presently being used. Seller has full corporate power and authority to assign, convey, transfer and deliver the Assets to Buyer and to perform the other covenants of Seller under this Agreement, the Non-competition Agreement, the Deed, the Bill of Sale, the Patent Assignment, the U.S. Trademark Assignment, the General Assignment and Bill of Sale, the Permit Assignment, the Contract Assignment, the Tank Lease Assignment, the Real Estate Option Agreement, the Assumption Agreement, the Seller Services

Agreement (as defined in subsection 7.5), the Requirements Manufacturing Agreement, the Lease, the Foreign Supply Agreement (as defined in subsection 7.5), the Trademark License and such other documents as reasonably are required to consummate this transaction (collectively the "Sale Documents"). Complete and correct copies of the Certificate of Incorporation of Seller as amended to the date hereof (certified by its Secretary or an Assistant Secretary) have been or will be delivered to Buyer.

                  4.2 Authorization for Agreement. All corporate approvals necessary to the execution, delivery and performance of the Sale Documents by Seller have been obtained; there are no charter, by-law or other corporate restrictions which would prevent Seller from performing fully its obligations under the Sale Documents and each of the Sale Documents constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency or other similar laws and general equitable principles affecting the rights of creditors generally.

                  4.3        Validity of Contemplated Transaction, etc.
Neither the execution and delivery of the Sale Documents by Seller nor the consummation of the transactions contemplated therein will contravene or violate (a) any law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is applicable to Seller, or the Assets, (c) the Certificate of Incorporation or By-Laws of Seller or any amendments thereto or restatements thereof; or be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) or accelerate the performance required on the part of Seller of any term, condition or provision of any notes agree-ment, instrument, indenture, contract, lease, agreement or other document or understanding to which Seller is a party or by which Seller is otherwise bound or affected or by which any of Seller's properties or assets may be bound or affected, or result in the creation or imposition of any mortgage, lien, charge or encum-brance against any of the Assets; or give rise to any right of rescission or similar remedy.

                  4.4        Financial Information.  Attached hereto as
SCHEDULE 4.4 Subschedule A is the unaudited asset balances of the Assets at March 31, 1991 (the "Asset Statement"). Also attached hereto as SCHEDULE 4.4 Subschedule B is the estimated, unaudited
Proforma income statements relating to the Assets for the years ended December 31, 1988, 1989 and 1990 and the first nine months of 1991 (the "Proforma Statements"). The Asset Statement and the
Proforma Statements collectively are herein referred to as the "Financial Statements."

                  The Asset Statement is believed to be a reasonable presentation of the asset balances at March 31, 1991, without material distortion except as indicated in the notes to the Asset
Statement.  The Proforma Statements for the years ended December

31, 1988, 1989 and 1990 and the first nine (9) months of 1991 are part of the consolidated financial statements of American Cyana-mid Company and subsidiaries included in the American Cyanamid Company Annual Reports for the applicable periods, except as indicated herein. The Proforma Statements are not consistent with generally accepted accounting principles (GAAP) or Seller's internal accounting standards and principles in the following ways: (a) transfers to Seller's paper chemicals business have been stated as sales and with costs adjusted to approximate break even gross profit; (b) special manufacturing charges, commercial and divisional expenses and international costs and profits have been estimated by Seller; (c) certain corporate, group and divisional overhead have been excluded. The presentations are believed reasonable and without material distortion except as indicated in the notes to the Proforma Statements.

                  Also attached hereto as SCHEDULE 4.4 Subschedules C, D, E and F for the years ended December 31, 1988, 1989 and 1990 and the first nine months of 1991 are respectively (i) Detail of Proforma Statements Relating to U.S. Merchant Sales, Costs and
Profits (the "U.S. Detail Statement"); (ii) Detail of Proforma
Statements Relating to International Sales (the "International
Detail Statement"); (iii) Charlotte Plant Period Cost Summary
(the "Period Cost Statement"); (iv) U.S. Expense Summary - Seller
Basis (the "U.S. Expense Statement"); all four of which subsched-ules are referred to herein as the "Detail Statements." The
Detail Statements include data extracted or consolidated from computer-based financial reporting systems of Seller, in accor-dance with Seller's internal accounting policies. They are part of the consolidated financial statements of American Cyanamid Co.
and subsidiaries included in the American Cyanamid Company Annual
Reports for the applicable periods. The Detail Statements are believed accurate and without material distortion, and fairly present the results contained therein, except as indicated in the notes to each of the Detail Statements.

                  The Financial Statements and the Detail Statements collectively are referred to herein as the Financial Information. Seller makes no representation, warranty or agreement that the Financial Information represents the results which may be expect-ed from the operation of the Assets by Buyer subsequent to the Closing.

                  4.5 Tax Matters. As of the Closing, Seller will have discharged any tax liens on the Real Property and other
Assets arising from nonpayment of taxes payable prior to Closing.
All state and local and other tax returns and reports required to be filed by Seller with appropriate governmental taxing authori-ties in respect of the Business have been filed, and all such returns and reports are true, correct and complete and reflect accurately all liability for taxes of Seller for the period covered thereby and all taxes and other charges shown by such returns and reports to be due and payable, or which are otherwise due and payable, have been paid or appropriate reserves or other provision for payment thereof has been made. Except as disclosed in SCHEDULE 4.5 to this Agreement, Seller is not, in respect of the Assets or Business, a party to any pending action, suit, proceeding, investigation or audit, nor is any such action, suit, proceeding, investigation or audit threatened by any governmental taxing authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against Seller in respect of the Assets or Business. Except as disclosed in
SCHEDULE 4.5 to this Agreement, Seller has not received any notice of, or is not aware of any information of, any increases or intention to seek increases in the assessed value of any of the Assets, or to the knowledge of Seller, any basis therefor.

                  4.6 Litigation. Except as disclosed in SCHEDULE 4.6 to this Agreement, there is no suit, action, arbitration or legal, administrative or other proceeding in which Seller is a party or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or the Assets which has or might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), of the Business or which might affect or restrict the ability of Seller to consummate the transactions contemplated hereby, except (i) worker's compensa-tion claims, (ii) automobile accident claims in which the amount involved is less than $50,000, (iii) claims solely for benefits under any benefit plan which can be satisfied from the separate assets of such plan, (iv) invocations of grievance procedures under any collective bargaining agreement, and (v) product complaints not alleging personal injury or property damage in excess of $50,000. Seller is not subject to, in violation of, or in default with respect to, any judgment, order, writ, injunction or decree of any court or any governmental official, department, commission, authority, board, bureau, agency or other instrumen-tality to which it or the Assets is subject, which has or might reasonably be expected to have a material impact on the condition (financial or otherwise) of the Business.

                  4.7 Title to the Assets. Seller has good and mar-ketable title to the Assets, free and clear of any and all mortgages, liens, pledges, security interests, restrictions, encumbrances, adverse claims or other defects in title of any nature whatsoever, except (a) those referred to in SCHEDULE 4.7 to this Agreement, (b) liens for current taxes not yet due and payable, and (c) such imperfections of title, easements and encumbrances as, alone, or in the aggregate, do not materially detract from the value of the Assets subject thereto or affected thereby or otherwise do not materially interfere with their present use. Title to the Real Property shall be such as to be insurable at regular rates by a title insurance company satisfac-tory to Buyer on an ALTA Owner's Policy of Title Insurance (Form
1970-B) in an amount equal to $4.5 million dollars free and clear of all liens except as set forth in the preceding sentence and with such endorsements as Buyer shall reasonably require, includ-ing, but not limited to an endorsement insuring Buyer's right to use all sewer lines currently in working operation connected to the Real Property, limited to easement rights granted to Buyer by the Deed and subject to all exceptions referred to in Exhibit B to the Deed that apply to such easement rights.

                  In the event title to the Real Property in accordance with this Agreement cannot be conveyed by Seller, Buyer shall have the option of taking such title as Seller can give, without abatement of price except as to monetary lien or liens, or, in the alternative, of electing not to close pursuant to subsection
9.1 of this Agreement, in which later event, Seller shall pay
Buyer all reasonable expenses incurred by Buyer in connection with this Agreement for title search, engineering studies and legal counsel up to a maximum aggregate amount of $200,000,

whereupon neither party shall have any further rights, duties or obligations under this Agreement.

                  4.8        Compliance with Law.  Except as disclosed in
SCHEDULE 4.6 and SCHEDULE 4.8 to this Agreement, (a) to Seller's knowledge, Seller is in compliance with all federal, state and local environmental laws, ordinances, regulations, rules and orders relating to the Assets or its operations to the extent it uses the Assets; (b) Seller has not received any notice of, and Seller does not know of any violation of, any applicable zoning, health or safety law, regulation, rule or order or other law, regulation, rule or order (except environmental laws, regula-tions, rules or orders which are subject to clause (a) of this subsection) relating to the Assets or its operations to the extent it uses such Assets, except as set forth in SCHEDULE 4.6 and SCHEDULE 4.8. Based upon the review of the Matthew Lucas
Survey of the property dated February 4, 1992, Seller represents that if such survey accurately depicts the locations of the buildings shown thereon, then there are no violations of applica-ble zoning setback requirements. Each environmental concern or problem which will cost more than $50,000 to remedy will be listed in SCHEDULE 4.8.

                  No consent, authorization or waiver by, or filing with, any governmental agency or any other person not a party to this Agreement is required in connection with the execution or perfor-mance of this Agreement by Seller or the consummation by Seller of the transactions contemplated herein.

                  4.9        Permits and Licenses.  There is set forth in
SCHEDULE 4.9 to this Agreement a list of all qualifications and registrations and all permits and licenses of governmental authorities in effect on the date hereof applicable to any of the Assets or required for the operations of the Business. No such permits or licenses are subject to any appeals or further pro-ceedings or to any material unsatisfied conditions other than those unsatisfied conditions relating to the ordinary course of compliance or except as set forth in SCHEDULE 4.6. Except as set forth in SCHEDULE 4.9, no consent of any governmental authority is required for the assignment by Seller to Buyer of any of the permits and licenses or is required for the operation of the Business. The operation of the Business is and has been conduct-ed by Seller in all material respects in accordance with the requirements of all permits and licenses and in accordance with the requirements of all governmental authorities having jurisdic-tion over the Assets included in the Business. No proceeding is pending or threatened, looking toward the revocation, suspension or limitation of any of the permits and licenses, nor has Seller received any notice of noncompliance thereunder or any notice asserting a violation in respect of any of the permits and licenses which remains unremedied or unresolved, nor, except as set forth in SCHEDULE 4.6, is Seller aware of any basis which could give rise to the delivery of such notice. No federal, state or local governmental authority has threatened to terminate or not to renew any of the permits and licenses. Seller has obtained all licenses, permits, easements, approvals and rights of way, including, without limitation, proof of dedication, required from all governmental authorities having jurisdiction over the Real Property or from private parties for the normal use and operation of the Real Property and to insure vehicular and pedestrian ingress to and egress from the Real Property.

                  4.10 Contracts. All contracts necessary to the conduct of the Business involving more than $50,000 are listed and described in SCHEDULE 4.10 to this Agreement (the "Con-tracts"), are in full force and effect, except as shown on such schedule and, unless such contracts are also listed on SCHEDULE
2.4, will be assigned to Buyer by the Contract Assignment. True and complete copies of all Contracts with a term of more than three years or involving more than $50,000 described in SCHEDULE
4.10 have been delivered to Buyer.

                  4.11       Contract Observance.  Except as disclosed in
SCHEDULE 4.10, Seller has complied, and currently is in compli-ance with, the provisions of all Contracts, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by Seller or, to the knowledge of Seller, by any other party.

                  4.12 Patents, Trademarks and Copyrights. Seller owns, co-owns, or has the right to use, free and clear of any payment or encumbrance, all patents and trademarks listed or described in SCHEDULES 2.1 and 4.12 and EXHIBIT A to EXHIBIT XIV hereto. Except as disclosed in such schedules and exhibit, none of them is (a) to the knowledge of Seller, being infringed by any third party or, except as specified in such schedules and exhib-it, used by others, or (b) subject to any outstanding order, decree, judgment or stipulation not recited in such schedules and exhibit. Except as indicated on such schedules or exhibit, all such patents and trademarks have been duly registered in, filed in or issued by all appropriate governmental offices; and the transfer thereof by Seller to Buyer does not require the consent of any third party. To the knowledge of Seller, the operations of the Business as currently conducted do not infringe any trademark, service mark, trade name, patent, copyright or any other industrial property right of any third party. Seller has not received any written claim of such infringement, nor has any such claim been asserted against Seller during the five (5) years preceding the date hereof, except as may be described in SCHEDULE
4.6. Certain other matters relating to trademarks are set forth in that part of SCHEDULE 4.12 pertaining to trademarks. Even though Seller may not have officially registered under applicable copyright laws any of the materials used in the Business which are eligible for such copyright registration, Buyer may continue to use such materials after Closing, whether or not a copyright notice is indicated thereon, subject to any other provisions in this Agreement and the exhibits hereto relating to the use of Seller's trademarks.

                  4.13 Employee Benefit Plans. All employee benefit plans, as that term is defined in Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), as well as all other written or formal plans, programs, or contracts involving direct or indirect compensation either qualified or non-qualified for federal income tax purposes and whether or not funded (including, without limitation, all employment agreements, stock option, stock bonus, stock purchase or deferred compen-sation arrangements entered into between Seller and each Trans-ferred Employee (as hereinafter defined in subsection 12.1 of this Agreement) but excluding worker's compensation, unemployment compensation and other government mandated programs) currently sponsored, maintained, contributed to, participated in or entered into by Seller for the benefit of any employee listed or de-scribed in SCHEDULE 12.1 or his dependents and/or beneficiaries, under which Seller has any present or future obligation or liability including any written or formal plans, programs, or contracts for retirees and former employees (the "Benefit Plans") are listed in SCHEDULE 4.13 to this Agreement, and true and complete up-to-date copies thereof have been, or prior to Closing will be, made available to Buyer. There are no written or oral modifications to any of such plans or agreements. Except as disclosed in such schedule, the written terms of the Benefit
Plans are, and have been administered in compliance with the requirements of ERISA and applicable provisions of the Internal
Revenue Code of 1986, as amended (the "Code").  The American
Cyanamid Company Employees Retirement Plan (the "Cyanamid Retire-ment Plan") has received a favorable determination letter from the Internal Revenue Service confirming that it is a qualified plan under Section 401(a) of the Code and a copy of the most recent such determination letter has been or will be provided by Seller to Buyer prior to the Closing Date. Except as disclosed in SCHEDULE 4.13 to this Agreement, there are no pending or, to the knowledge of Seller, threatened claims by or on behalf of the Benefit Plans or by any participant, beneficiary, or fiduciary or the Secretary of Labor alleging a breach or breaches of any of the provisions of any of such plans, or fiduciary duties thereun-der, or violations of other applicable federal or state law with respect to the Benefit Plans or arising out of events relating to the employment of the Transferred Employees which could result in liability on the part of Seller under ERISA or any other law, nor, to the knowledge of Seller, is there any basis for such a claim. No such qualified plan is the subject of a pending Internal Revenue Service audit or investigation that involves
Section 401(a) qualification issues or is the subject of any proceeding under ERISA Section 4041, 4041A, or 4042. All liabil-ities of Seller for premiums to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA have been fully paid. No prohibited transaction (as defined in Section 406 of ERISA) has occurred within three years prior to the date hereof or as of the date of Closing with respect to any Benefit Plan, nor is there any accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA). Seller does not now contribute to or participate in and has no obligation to contribute to, nor has it within the six (6) year period immediately preceding the Closing Date contributed to or been under any obligations to contribute to or participated in any "multiemployer plan", within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, under which any of the Transferred Employees are or have been participants.

                  4.14 Conduct of the Assets and Operations Relating Thereto. Except as set forth in any schedule or exhibit hereto, since the date of the Asset Statement, Seller has not:

                             (a)  permitted or allowed any of the Assets to
be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                             (b)  cancelled or waived any claims or rights of
material value relating to the Assets;

                             (c)  sold, leased or otherwise disposed of or
distributed any of the Assets having a value in excess of fifty thousand dollars ($50,000) in the aggregate, except sales of inventories in the ordinary course of business;


                             (d)  conducted its operations relating to the
Assets other than in the ordinary and usual course;

                             (e)  agreed, whether in writing or not, to do
any of the foregoing;

                             (f)  entered into any employment agreement or
collective bargaining agreement covering employees engaged in the Business other than those involving hiring of employees in the ordinary course of business;

                             (g)  failed to adequately maintain any Equipment
used in the Business;

                             (h)  failed to make any capital investments
necessary to maintain the Assets in proper, lawful working order and as required for the operation of the Business as it has heretofore been conducted by Seller;

                             (i)  changed any management compensation or
other compensation policy affecting employees in the Business, other than changes made in the ordinary course of business and changes affecting Seller's employees generally;

                             (j)  experienced any material adverse change
relating to the Assets or Seller's operations relating thereto;
or

                             (k)  purchased any inventory other than in the
ordinary course of the Business consistent with past practices.

                  4.15 Inventory. The Inventory shall be defined as only (a) finished products that on the Closing Date are not obsolete, are properly packaged and labeled, meet Seller's specifications for such finished products extant on the Closing
Date and are saleable at customary prices in the ordinary course of the Business; (b) raw materials and work in process of a quality usable in a manner consistent with Seller's operation of the Assets prior to the Closing; and (c) catalyst (excluding precious metal and that catalyst included in Fixed Assets on
Schedule 2.1) and packaging material. The Inventory in the aggregate shall not exceed on the Closing Date the level of inventory customarily maintained by Seller in the ordinary course of its operations. The Inventory shall be delivered to Buyer on the Closing Date at the Facility and such public warehouses, consignment locations and other places where it may be located.

                  4.16 Employee Relations. There is no unfair labor practice complaint against Seller pending before the National
Labor Relations Board or any comparable state or local agency in which any of the Transferred Employees (as hereinafter defined in subsection 12.1) are involved. There is no labor strike, dis-pute, slow down, stoppage or work action pending or threatened against or involving the Facility or any of the Transferred Employees. No grievance which might have an adverse affect on the Business or proceeding alleging discriminatory practices is pending and no claim therefore has been asserted and no labor arbitration relating to the Business or Facility is pending.

                  4.17 All Assets Transferred. SCHEDULE 2.1, including all its annexes, and SCHEDULE 4.17 contain all the assets, rights, privileges, permits, licenses, customer lists, and goodwill associated with the Business which the Buyer needs to operate the Business as it was conducted by Seller prior to the Closing. Seller hereby grants to Buyer a non-exclusive license to use the assets listed or described in SCHEDULE 4.17.

                  4.18 Investment Representations. Seller is acquiring the Preferred Stock for investment and not for public distribu-tion or resale. Since the Preferred Stock is not registered under the Securities Act of 1933 (the "Act"), Seller will contin-ue to own the Preferred Stock until redemption unless the Pre-ferred Stock is subsequently registered under the Act, or regis-tration under the Act is not necessary by reason of an exemption therefrom.

                  4.19 Knowledge of Seller. Seller has used reasonable efforts and exercised due care to ensure that all information has been obtained as to matters that Seller represents herein as "to the knowledge of Seller."

                  4.20       Status of Real Property.  Except as set forth on
SCHEDULE 4.20, there has been no taking or condemnation by any governmental or quasi-governmental authorities of the Real
Property or any part thereof filed prior to the date of this Agreement, or, to the knowledge of Seller, threatened, reducing the area, interfering with the access or affecting the use of improvements on the Real Property as presently visible or used.
There are no proceedings for special assessments pending. Seller has no knowledge of any proposed or contemplated special assess-ment, or any work of a nature such that a special assessment therefor may hereafter be levied with respect to the Real Proper-ty.

                  4.21 Seller's Status. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Reve-nue Code of 1986, as amended.


                  4.22 Restrictions on Real Property. There are no private agreements or private restrictions that affect the uses which may be made of the Real Property, including, but not limited to, size or cost of buildings, limitations on use or restrictions in regard to heights of buildings, agreements to submit architectural plans to an association, community organiza-tion, or other group, provisions requiring improvements, or provisions requiring the joining with others in group actions.

                  4.23 Accuracy of Plans. The survey, mechanical and structural plans and specifications, leases, contracts, certifi-cates and all other documents, agreements, books and records relating to the Assets, delivered to Buyer by or on behalf of Seller pursuant to this Agreement or in connection with the execution hereof are true, complete and correct copies that accurately portray the Assets.

                  4.24       Undisclosed Facts.  Except as disclosed on
SCHEDULE 4.24, there are no facts known to Seller which might have a material or adverse effect on the condition, repair, value, extent of operation or income potential of the Real
Property or any of the improvements thereof.

                  4.25 Required Work. Seller has no knowledge or notice of any work being done or about to be done, or of any assessment, violation or other notice issued or about to be issued by any federal, state, municipal or public body or author-ity, relating to, or with respect to or otherwise affecting the Real Property or abutting streets. Seller agrees to pay for all work done or ordered to be done by or required in order to comply with the requirements of any federal, state, municipal or public body or authority prior to the Closing Date, of which Seller then has notice, whether or not presently assessed or ordered to be done, on or with respect to or otherwise affecting the Real
Property or abutting streets, or required in order to comply with any existing assessment, violation or similar notice.

                  4.26       Use of Real Property.  Except as disclosed in
SCHEDULE 4.26, no portion of the Real Property necessary to enable the Assets to be used for the purposes for which they are now used is in an area that is designated as flood prone under the Federal Flood Protection Act of 1973, on any United States
Department of Housing and Urban Development Flood Hazard Boundary
Map or any flood hazard map published by the Federal Emergency
Management Agency.


                  4.27 Access to Real Property. The Real Property is bordered by two public roads which provide adequate vehicular and pedestrian access to and from the Real Property.

                  4.28       Condition of the Assets.  Except as set forth in
SCHEDULE 4.28, the Assets are in proper, lawful working order and may be used in their present condition to operate the Business as it has heretofore been conducted by Seller.

                  4.29 Certain Environmental Matters. Except as dis-closed on SCHEDULE 4.29, Seller knows of no contamination of the Real Property which contamination is such that appropriate government agencies could require remediation in accordance with applicable laws, rules, regulations and ordinances of governmen-tal agencies having jurisdiction existing as of the Closing Date.
Except as disclosed on SCHEDULE 4.29, Seller knows of no action taken by a governmental entity in response to contamination or threatened contamination of the Real Property which would be likely to constitute a legitimate basis for cost recovery under applicable laws, rules, regulations and ordinances in effect as of the Closing Date.

                  4.30 Utilities. All utility services necessary for the use of the Assets are connected to the improvements located on the Real Property and available in sufficient amounts for the present use and operation of the Real Property. All such utility services enter the Real Property through adjoining public streets or from adjoining private land by way of valid and enforceable easements; provided, however, that an easement for the sewer line serving the Real Property shall be granted at the Closing as provided in subsection 10.1.

                  4.31 Accuracy of Schedules. All schedules to this Agreement prepared by Seller are true and correct as of the date of this Agreement. Seller shall revise any such schedule so that all such schedules shall be true and correct as of Closing and shall notify Buyer from time to time of such revisions which will become part of this Agreement.

         SECTION 5.          BUYER'S REPRESENTATIONS AND WARRANTIES
                  Buyer represents and warrants to Seller and agrees with Seller that the following representations and warranties are true and correct on the date of this Agreement and shall survive the Closing to the extent provided in subsection 14.3 hereof:

                  5.1 Organization, Good Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; is or at closing will be adequately funded to consummate this transaction;

has the corporate power to own the Assets and to conduct the operations of the Business as they are presently being conducted; and has full corporate power and authority to purchase, or cause the purchase of, the Assets from Seller and perform the other covenants of Buyer under this Agreement, the Assumption Agree-ment, and such other documents as reasonably are required to consummate this transaction (collectively, the "Purchase Docu-ments"). Complete and correct copies of (a) the Certificate of Incorporation of Buyer as amended to the date hereof (certified by its Secretary or an Assistant Secretary); and (b) the By-Laws of Buyer as amended to the date hereof (certified by its Secre-tary or an Assistant Secretary) have been or will be delivered to Seller.

                  5.2 Authorization for Agreement. All corporate approvals necessary to the execution, delivery and performance of the Purchase Documents by Buyer, have been obtained; there are no charter, by-law or other corporate restrictions which would prevent Buyer from performing fully its obligations under the Purchase Documents and each of the Purchase Documents constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency or other similar laws and general equitable principles affecting the rights of creditors generally.

                  5.3        Validity of Contemplated Transaction, etc.
Neither the execution and delivery of the Purchase Documents by Buyer nor the consummation of the transactions contemplated therein will contravene or violate (a) any law, ordinance, or governmental rule or regulation to which Buyer is subject, (b) any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is applicable to Buyer, or (c) the Certificate of Incorporation or By-Laws of Buyer or any amendments thereto or restatements thereof; nor will such execution, delivery and consummation violate, be in conflict with or result in the breach (with or without the giving of notice or the lapse of time, or both) or accelerate the performance required on the part of Buyer of any term, condition or provision of any note, agreement, instrument, indenture, contract, lease, agreement or other document or understanding to which Buyer is a party or by which Buyer is otherwise bound or affected or by which any of Buyer's properties or assets may be bound or affected.

                  5.4        Litigation.  There is no suit, action, dispute,

claim, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against or related to Buyer, its properties or business which might reasonably be expected to affect adversely or restrict the ability of Buyer to consummate the transactions contemplated by the Purchase Documents.

         SECTION 6.          NO BROKERS

                  Seller and Buyer each represents and warrants to the other that all negotiations relative to this transaction have been carried on by it directly without the intervention of any person, firm, corporation or entity who or which may be entitled to any brokerage fee or other commission in respect of the consummation of the transactions contemplated hereby with the exception of Stamford-Atlanta Capital Corporation, whose fees will be paid by the Buyer, and Buyer and Seller each agrees to indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against the other as a result of either of their dealings, arrangements or agreements with any other such person, firm, corporation or entity in contravention of the foregoing representation and warranty.

         SECTION 7.          FURTHER AGREEMENTS

                  7.1 Buyer's Access to Information and Records Prior to Closing.

                             (a)  Buyer shall have the right to make or cause
to be made prior to the Closing Date such investigation of the Business as Buyer deems necessary or advisable to familiarize itself with such matters. Such investigation shall be conducted by Buyer so as not to interfere unreasonably with Seller's normal conduct of business or operation of the Facility and shall be undertaken only in accordance with such limitations and proce-dures as may be established by agreement among the designated representatives of Seller and Buyer. Subject to the foregoing, Seller agrees to permit Buyer and its authorized representatives, including legal counsel and independent accountants, upon reason-able notice, to have full access during normal business hours to the properties, records, contracts and documents relating to the

Assets and Seller's operations to the extent the Assets are used in such operations. Seller will furnish to Buyer such financial and operating data and other information relating to the Assets and such operations as Buyer shall from time to time reasonably request. In the event of the termination of this Agreement, Buyer will deliver to Seller all documents, work papers and other materials obtained from Seller relating to Seller or the transac-tions contemplated hereby, whether so obtained before or after the execution hereof, directly or by its authorized representa-tives; except, however, that Buyer's counsel may retain one copy of all such documents, work papers and materials solely for record purposes and determination of Buyer's obligations under this Agreement.

                             (b)  Buyer will not use any information so ob-
tained from Seller and will use its best efforts to have any information so obtained kept confidential and not used in any way, except in connection with the purchase or sale of the Assets, by it or its authorized representatives, except that such restrictions shall not apply to any information (i) which is in or comes into the public domain through no fault of Buyer in breach hereof, (ii) which was in the lawful possession of Buyer or such authorized representative before the commencement of negotiations with Seller relating to this Agreement, (iii) which pertains to the Assets if the transactions contemplated hereby shall have been consummated, (iv) which at any time lawfully comes into the possession of Buyer or such authorized representa-tive from third parties who have a right to disclose such infor-mation, (v) which may be required to be disclosed to any govern-mental authority in connection with obtaining any approval required in connection with the transactions contemplated hereby or (vi) which may be required to be disclosed pursuant to law or court order.

                  7.2        Parties' Access to Records After Closing.
Except as provided in subsection 7.3 hereof, Buyer and Seller each agrees to preserve for a period of seven years from the Closing Date, all records in its custody, possession or control relating to any of the Assets or the transactions contemplated hereby. In the event that any party needs access to records in the custody, possession or control of the other party relating to any of the Assets or to the transactions contemplated hereby for purposes of verifying any of the representations and warranties contained in this Agreement, preparing income tax returns or for complying with any audit request, subpoena or other investigative demand by any governmental authority or for any civil litigation or any other legitimate purpose not injurious to the other party, each party shall allow representatives of the other party access to such records during normal business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and posses-sion of original documents. Seller and Buyer shall each cooper-ate with the other, and make available personnel, on a reasonable basis with respect to any pending or future third-party litiga-tion. Seller shall authorize its accountants and counsel to cooperate with Buyer for any legitimate business purpose.

                  Seller recognizes and agrees that all information of a confidential or proprietary nature and Trade Secrets (as herein-after defined), including, without limiting the foregoing, production methods, systems, designs, know-how, technology, financial and business information, information concerning suppliers and customers and relating exclusively to the Business as it was conducted by Seller prior to the Closing as well as Buyer's information relating to the transactions contemplated hereby including, without limitation, information disclosed at semi-annual technology reviews under subsection 2.5 ("Confiden-tial Information"), are highly valuable and confidential informa-tion whether such information is sold or transferred to Buyer prior or subsequent to Closing and that, upon Closing, shall belong solely to Buyer.

                  "Trade Secrets" shall include, unless otherwise public-ly known or available, all ideas and information the development of which required the expenditure of money, time or effort and that have been maintained as confidential by Seller, without regard to whether such ideas or information are novel, inventive or patentable.

                  7.3 Reservation of Name. Nothing in this Agreement shall be construed as granting to Buyer any rights, either at common law or otherwise, to the names "American Cyanamid", "Cyanamid", or any trade name of Seller, as trademarks or trade names, all rights in and to any such trademarks and trade names being reserved exclusively to Seller and specifically excluded from this Agreement except to the extent, if any, such trademarks or tradenames may be affected by the non-compete provisions contemplated by this Agreement or to the extent such trademarks or trade names are used by Buyer as provided by subsection 4.17 of this Agreement. Buyer may use the names "American Cyanamid" and "Cyanamid" on all machinery, signs, vehicles or other fixed assets associated with the Assets for a period of one hundred eighty (180) days after the Closing Date, provided that at the expiration of such use-period, all such use shall cease and such names shall be removed from the Assets.

                  7.4 Pro Ration. Credits and charges, including, but not limited to, those for real estate taxes, water rents, sewer rents and similar annual charges, whether discovered prior to or after the Closing, which relate to a period both prior to and subsequent to the Closing and which cannot be measured otherwise, or which may be represented by invoices or statements, shall be prorated between Buyer and Seller according to the number of days in the period during which Buyer and Seller, respectively, owned the Assets, and each shall pay or receive, as the case may be, its allocable share thereof, either directly or by way of reim-bursement if the other party shall have paid or received the same, upon receipt of an invoice or statement therefor or evi-dence of such payments or receipts, as applicable. Whenever practicable, utility readings at the Real Property will be taken after 12:00 noon on the day prior to Closing or before 12:00 noon on the Closing Date and Seller shall pay the charges for utility services of the Real Property based on such reading. When readings are not so obtained, apportionment can be based on the last available bills. Buyer shall pay all such charges for utility services thereafter. Any utility adjustments required to be made will be made promptly between Buyer and Seller.

                  7.5 Related Agreements. At the Closing the parties shall exchange signed counterparts of the agreements for the following subject matters:

                             (a)  Supply of glyoxal and other chemicals by
Buyer to Seller in the form of EXHIBIT VI hereto (the "Require-ments Manufacturing Agreement");

                             (b)  Supply of services by Seller to Buyer in
the form of EXHIBIT VIII hereto (the "Seller Services Agree-ment");

                             (c)  Lease Agreement covering space in the
Distribution Center Warehouse and the Distribution Center office building in the form of EXHIBIT XVI hereto ("Lease");

                             (d)  Non-competition Agreement between Buyer and
Seller in the form of EXHIBIT X hereto (the "Non-competition
Agreement");

                             (e)  Supply by Seller's foreign affiliates of
certain textile chemicals to Buyer for overseas markets in the form of Exhibit XVII hereto (the "Foreign Supply Agreement"); and

                             (f)  Assumption of certain liabilities by Buyer
as set forth in the Assumption Agreement.


                  7.6 Packaged Products and Packaging Material. To the extent the Inventory acquired by Buyer on the Closing Date consists of finished material packaged in drums, bags or other containers bearing the trade names mentioned in subsection 7.3, Buyer may ship such packaged material until the supply thereof has been exhausted or one hundred eighty (180) days after the Closing Date, whichever is sooner. To the extent that the Inventory consists of packaging material, Buyer has the right to use same with Seller's name on it, for a period not to exceed 180 days after the Closing Date, on the understanding (1) a Product manufacturing date and lot or batch number identification system is utilized, so that Product produced by Seller can be differen-tiated from Product produced by Buyer, and (2) Buyer assumes responsibility for and will indemnify and hold Seller harmless against all claims asserted against Seller arising out of Prod-ucts packaged by Buyer in such packaging material and sold after the Closing. In addition, Buyer shall mark all material sold subsequent to Closing which bear such names or labels in such a way as to make it obvious that such Products are in fact being sold by Buyer and not by Seller, and Buyer shall keep accurate records as to the lot numbers, quantities and destinations of such Products, which shall be made available to Seller at its request. Buyer shall also mark all commercial and technical bulletins, including without limitation all price technical bulletins, including without limitation all price lists, product specification sheets, and material safety data sheets, distribut-ed subsequent to a date which is no more than thirty (30) days after the Closing to make it obvious that the responsibility for such bulletins is Buyer's and not Seller's.

                  7.7 Tax Treatment of Intangibles. In its sole and absolute discretion and to the extent permitted by law, Buyer may elect prior or subsequent to Closing to have the provisions of any future legislation enacted with respect to the amortization of goodwill and other intangibles for federal income tax purposes apply to Assets acquired pursuant to this Agreement. Upon reasonable notice by Buyer, Seller shall cooperate with Buyer in the preparation, execution and filing of any documents that Buyer may request in order to effect such an election. It is under-stood that the preceding sentence shall not abrogate the rights of either Buyer or Seller under any provision of this Agreement, including subsection 3.6.

         SECTION 8.          OBLIGATIONS OF SELLER UNTIL CLOSING

                  8.1 Operation of Business. Except for such actions as may be taken with the prior written consent of Buyer or as otherwise contemplated by this Agreement, from the date of this Agreement until the Closing, Seller will conduct its operations relating to the Business in accordance with the same business practices previously followed by it, and during that period
Seller shall:

                             (a)  conduct such operations only in the ordi-
nary and usual course;

                             (b)  refrain from transferring or in any way
encumbering any of the Assets, except that the Inventory may be transferred or sold in the ordinary course of business;

                             (c)  refrain from entering into any licenses,
contracts, leases or other commitments other than in the ordinary course of business and refrain from amending or terminating any existing licenses, contracts or other commitments disclosed in a schedule attached hereto;

                             (d)  refrain from entering into any compromise
or settlement of any litigation, proceeding or governmental investigation relating to the Assets, except any tax litigation described in paragraph 4.5 and disclosed in SCHEDULE 4.6 herein or any environmental proceedings as described in SCHEDULE 4.8, or from instituting any litigation with respect to the Assets except to the extent necessary to prevent any action from being barred by the running of a statute of limitations;

                             (e)  continue to moot contractual obligations
and to pay its obligations relating to the Business as they mature in the ordinary course of business;

                             (f)  use its reasonable efforts to maintain the
Assets intact, and to preserve the good relations of suppliers and customers;

                             (g)  consistent with and to the extent required
by its customary maintenance procedures (including all shutdowns required prior to the Closing Date), maintain equipment, in as good condition and repair as it is on the date hereof, ordinary wear and tear excepted;

                             (h)  account for, make appropriate filings with
respect to, and pay all taxes, assessments and other governmental charges against the Assets or in respect of the Business, income and profits relating thereto, including all withholding and other employment taxes on compensation paid to its employees from the date hereof to the Closing;


                             (i)  use its reasonable efforts to retain, and
maintain good relations with, all employees currently associated with the Business;

                             (j)  continue to make any capital investments
necessary to maintain the Assets in proper, lawful working order and as required for the operation of the Business as it has heretofore been conducted by Seller;

                             (k)  refrain from using or disclosing to any
other party (except Buyer) any Confidential Information, except as is necessary to continue to conduct its operations relating to the Assets in the ordinary course through the Closing Date;
except to the extent Confidential Information is or becomes public knowledge through no fault of Seller in breach hereof; or except as is required to be disclosed to any governmental author-ity or pursuant to law or court order;

                             (l)  maintain in effect all existing insurance
policies covering the Assets and related to the operation of the Business;

                             (m)  maintain in effect all existing permits or
operating licenses necessary to conduct the Business as it is presently being conducted;

                             (n)  comply with its obligations under this
Agreement; and

                             (o)  refrain from changing any management com-
pensation or other compensation policy affecting employees in the Business, other than changes made in the ordinary course of business or changes affecting Seller's employees generally.

         SECTION 9.          CONDITIONS OF CLOSING

                  9.1 Conditions of Buyer's Obligations. The obliga-tions of Buyer under this Agreement are subject to the satisfac-tion of all of the following conditions as of the Closing Date, any of which may be waived by Buyer in writing:

                             (a)  all representations and warranties of
Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect although given on and as of the Closing Date and all revisions to schedules pursuant to subsection 4.31 do not either materially detract from the value of the assets or materially alter the substance of this Agreement;

                             (b)  Seller shall have fully performed and ob-
served, in all material respects, its obligations and covenants set forth in this Agreement which are to be performed or observed by it on or prior to the Closing Date and shall tender the required documents, instruments, certificates and opinions at the Closing as set forth in subsection 10.1;

                             (c)  Any applicable waiting period which may be
required by the Hart-Scott-Rodino ("HSR") Act shall have expired or been terminated, the consummation of the transactions contem-plated by this Agreement shall not then be subject to an injunc-tion or temporary restraining order, nor shall any law or regula-tion be in existence which would otherwise prohibit or materially restrict Buyer from performing its obligations under this Agree-ment, nor shall any action or proceeding seeking to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby have been instituted or threatened by any federal, state, local or foreign governmental, regulatory or administrative agency or authority or have been instituted by any other party which, in the reasonable opinion of Buyer, makes it undesirable to proceed with such transaction;

                             (d)  there shall not have been any loss by fire
or other casualty to the Assets, whether or not covered by insur-ance, or any other event, occurrence or condition affecting the Business which at Closing Buyer and Seller mutually estimate in their reasonable judgment will take more than six (6) weeks from the date of such loss, event, occurrence or condition to repair or replace such damaged or affected Assets to their condition prior to such loss or other casualty, or otherwise remedy or correct such occurrence or condition, or if such estimated period is less than six (6) weeks, Seller gives notice to Buyer that it does not elect to repair, replace, remedy or correct such damaged or affected Assets or occurrence or condition as aforesaid within the period estimated at its sole cost and expense or Seller does not give such notice and does not so repair, replace, remedy or correct within such period;

                             (e)  Seller shall have executed and delivered to
Buyer the related agreements described in subsection 7.5 hereof;

                             (f)  Seller's obligations under Section 8 of
this Agreement have been and continue to be fulfilled up to the Closing;

                             (g)  Buyer shall have obtained all financing

necessary to consummate this transaction;

                             (h)  Title to the Real Property can be conveyed
by Seller and insured by Buyer at Closing as provided in subsec-tion 4.7;

                             (i)  All permits or licenses applicable to any
of the Assets or required for the operations of the Business shall be obtained by Buyer on or prior to the Closing Date as necessary to authorize Buyer's lawful ownership of the Assets and lawful operation of the Business as of the Closing Date; and

                             (j)  There shall not have been any other materi-
al change in the Assets or the Business.

                  9.2 Conditions of Seller's Obligations. The obliga-tions of Seller under this Agreement are subject to the satisfac-tion of all of the following conditions as of the Closing Date, except for conditions contained in subsections 9.2(e) and (f), which are subject to the time periods contained therein, any of which may be waived by Seller in writing:

                             (a)  all representations and warranties of Buyer
contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though given on and as of the Closing Date;

                             (b)  Buyer shall have fully performed and ob-
served in all material respects, its obligations and covenants set forth in this Agreement which are to be performed or observed by it on or prior to the Closing Date and shall tender the required documents, certificates, instruments and opinions at the Closing as set forth in subsection 10.2;

                             (c)  Buyer shall tender to Seller at Closing the
Purchase Price referred to in subsection 3.1;

                             (d)  Any applicable waiting period which may be
required by the HSR Act shall have expired or been terminated, the consummation of the transactions contemplated by this Agree-ment shall not then be subject to an injunction or temporary restraining order, nor shall any law or regulation be in exis-tence which would otherwise prohibit or materially restrict

Seller from performing its obligations under this Agreement, nor shall any action or proceeding seeking to restrain or prohibit this Agreement or the consummation of the transactions contem-

plated hereby have been instituted or threatened by any federal, state, local, or foreign governmental, regulatory or administra-tive agency or authority or have been instituted by any other party which, in the reasonable opinion of Seller, makes it undesirable to proceed with such transactions;

                             (e)  Within thirty (30) days after the signing
of this Agreement, Buyer shall have obtained all the necessary funding to purchase the Assets and shall have provided Seller with the following: (i) copies of definitive letters of commit-ment from third party equity investors and/or creditors providing all such funding containing no non-customary or special contin-gencies or qualifications of any kind, except that such letters may contain a contingency which provides that such equity inves-tors and creditors shall not be obligated to provide the commit-ted funds unless the conditions contained in subsection 9.2(f) have been satisfied; and (ii) a binding waiver of Buyer's rights to cancel Closing under subsection 9.1(g); and

                             (f)  Within 90 days after the signing of this
Agreement, Buyer shall have obtained all permits or licenses applicable to any of the Assets or required for the operation of the Business as necessary to authorize Buyer's lawful ownership of the Assets or lawful operation of the Business.

         SECTION 10.         CLOSING DOCUMENTS

                  10.1 Seller's Obligations. At the Closing, Seller shall deliver to Buyer the following, in such form, where appli-cable, as is set forth in the respective EXHIBITS annexed hereto:

                             (a)  a certificate of the President or Vice
President and Treasurer or Assistant Treasurer of Seller that the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects as of the Closing Date with the same effect as though given on and as of the Closing Date;

                             (b)  an executed Bill of Sale;

                             (c)  Executed assignments, including the Patent
Assignment, the U.S. Trademark Assignment, the General Assignment and Bill of Sale, the Permit Assignment, the Contract Assignment, and the Tank Lease Assignment in the form attached hereto;

                             (d)  an executed Deed in recordable form and
keys to all portions of the Real Property;

                             (e)  an executed copy of the Assumption Agree-
ment; the Non-competition Agreement; the Seller Services Agree-

ment; the Requirements Manufacturing Agreement; the Lease; the Foreign Supply Agreement; the Trademark License; and

                             (f)  a written opinion of Seller's Vice Presi-
dent and General Counsel, addressed to Buyer, dated the Closing
Date and satisfactory in scope and substance to counsel of Buyer, to the effect that (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine; (ii) Seller has full corporate power and authority to sell, assign, convey, transfer and deliver the Assets to Buyer in accordance with the terms of this Agreement; and (iii) the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement and each agreement and commitment of Seller pursuant to this Agreement are legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency or other similar laws and general equitable principles affecting the rights of creditors generally. In rendering the foregoing opinion, such counsel shall be entitled to rely, as to matters of law of any jurisdiction, upon the written opinion of local counsel.

                  Seller shall also deliver to Buyer at or before Clos-ing:

                             (g)  a certificate of occupancy dated no earlier
than ton (10) days prior to Closing, if such certificate is available from or customarily deliverable by the municipality, from the municipality in which the Real Property is located providing that the existing use of the Real Property is not in violation of the applicable zoning laws and ordinances and that there are no outstanding notices of any uncorrected violations of the applicable zoning, housing, building, safety or fire ordi-nances, if such certificates are provided under applicable laws or ordinances;

                             (h)  such affidavits as Buyer's title company
shall reasonably and/or customarily require with respect to mechanics liens; and

                             (i)  an executed, recordable easement, in form
and substance satisfactory to Buyer, granting Buyer the right to maintain, repair, patrol, use, replace, inspect and operate the sanitary sewer line that currently serves the Real Property and crosses land to be retained by Seller. Seller shall cause all entities with 1iens on the property subject to such easement, other than government entities with tax liens on the property, to subordinate of record their liens to such easement.

                  10.2 Buyer's Obligations. At the Closing, Buyer shall deliver to Seller the following, in such form as counsel for Seller may reasonably request:

                             (a)  a certificate of the President, a Vice
President or a Group Vice President of Buyer that the representa-tions and warranties of Buyer set forth in this Agreement are true and correct in all material respects as of the Closing Date with the same effect an though given on and as of the Closing
Date;

                             (b)  the Purchase Price referred to in subsec-
tion 3.1 hereof and the consideration set forth in the Non-competition Agreement;

                             (c)  an executed copy of the Assumption Agree-
ment; the Non-competition Agreement; the Requirements Manufactur-ing Agreement; the Seller Services Agreement; the Lease; the
Foreign Supply Agreement; and the Trademark License; and

                             (d)  a written opinion of counsel for Buyer,
addressed to Seller, dated the Closing Date and satisfactory in scope and substance to counsel of Seller, to the effect that (i)
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Buyer has full corporate power and authority to purchase, or cause the purchase of the Assets from Seller and perform its covenants under this Agreement; (iii) the Preferred Stock is validly issued, fully paid and non-assessable; and (iv) the execution and delivery of this Agreement and the consummation of the transac-tions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement and each agreement and commitment of Buyer pursuant to this Agreement are legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency or other similar laws and general equitable principles affecting the rights of creditors generally.

                  In rendering the foregoing opinions, such counsel shall be entitled to rely, as to matters of law of any jurisdiction, upon the written opinion of local counsel.

         SECTION 11.         HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT
                             OF 1976

                  If applicable, Buyer and Seller, as soon as practicable following the execution and delivery of this Agreement, shall file the required notification with the Federal Trade Commission
(the "FTC") and the Antitrust Division of the Department of Justice (the "Justice Department") pursuant to and in compliance with the HSR Act. Buyer and Seller shall comply fully with all applicable notification, reporting and other requirements of the HSR Act, shall not intentionally or negligently delay submission of information requested by the FTC or the Justice Department thereunder and shall use reasonable efforts to supply such information promptly. Seller and Buyer shall similarly cooperate in complying with any analogous requirements of any other juris-diction.

         SECTION 12.         EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

                  12.1       Employees.  All employees listed on SCHEDULE
12.1 (other than those employees who, as of the Closing Date, may be receiving coverage payments pursuant to Cyanamid's Short and Long Term Disability Plan provisions) will continue their employ-ment with the Business after the Closing Date; and all employment contracts with individual employees listed on SCHEDULE 12.1 to this Agreement shall at the Closing be assigned to Buyer without any further writing or action being necessary to be taken by any party to this Agreement. In the event any employees receiving coverage payments pursuant to Cyanamid's Short- and Long-Term

Disability Plans on the Closing Date thereafter return to work, they will continue their employment with the Business as if they had been employed by Buyer after the Closing Date. Notwithstand-ing any other provision of this subsection 12.1 or of subsection 12.2, all such absent salaried and hourly employees shall, to the extent provided under the Benefit Plans, continue to be treated as Seller's employees and continue to be entitled to accrue and receive benefits as provided for in the Benefit Plans until such time as they have recovered from illness or injury or completed their periods of authorized leaves of absence. Seller shall be solely responsible for the payment of any such benefits. Seller shall provide Buyer prior to the Closing Date with a list of the names and status of each such absent employee. Seller shall not offer to employ or offer to continue to employ on and after the Closing Date any salaried or hourly employee listed on SCHEDULE
12.1 until and unless such employee fails to commence employment with Buyer within a reasonable time. All such salaried and hourly employees who accept and commence employment with Buyer are referred to herein as "Transferred Employees." Subject to any applicable collective bargaining agreement, all offers of employment and the actual employment of Transferred Employees shall be subject to Buyer's right in its sole discretion to establish and modify from time to time the terms and conditions of such employment and to terminate any such employee at any time, provided, however, that Seller shall have no liability whatsoever for any such modification of the terms of or the termination of the employment of Transferred Employees by Buyer. Except as Buyer may expressly provide, all such employees shall be treated as new employees of Buyer from their date of employ-ment with Buyer.

                  12.2 Compensation; Benefits. Buyer agrees to (i) recognize entitlements to vacation days under the Cyanamid Plan existing in the calendar year in which the Closing takes place, for all Transferred Employees, (ii) extend to all such Trans-ferred Employees employee benefits as described in SCHEDULE 12.3 that are substantially equal in the aggregate to those which such Transferred Employees currently enjoy, (iii) to offer employment to each Transferred Employee at a rate of base salary or wages, respectively, which is not less than the Transferred Employee's rate of base salary or wages, respectively, on the Closing Date as shown for that Transferred Employee on SCHEDULE 12.2, (iv) to grant all Transferred Employees covered under all employee benefit plans established by the Buyer (including severance plans if applicable) credit for vesting and participation purposes (but not for benefit accrual) for service so recognized under similar plans for Cyanamid; for example, if a Transferred Employee has three (3) years of service and participation in the Cyanamid plan, prior to the Closing Date, and two (2) years of service with Buyer subsequent to the closing Date, such Transferred
Employee shall actually have five (5) years of service only for purposes of vesting and participation in Buyer's plans; i.e. the three (3) years of vesting credit earned prior to the Closing

Date by such Transferred Employee pursuant to the Cyanamid Plan plus the two (2) years of vesting credit earned subsequent to the Closing Date by such Transferred Employee pursuant to Buyer's plans. Buyer shall provide for any of the Transferred Employees who are laid off (but not if discharged for cause) within four
(4) months after the Closing Date a severance benefit equal to that which would have been payable under the severance plan maintained by Seller. Seller shall be responsible for and remain liable to pay any and all pay in lieu of carryover vacation from previous years.

                  12.3 Employee Benefit Plans. Coverage, if any, under all Cyanamid Employee Benefit Plans for all Transferred Employees will terminate as of the Closing Date, and Seller shall not have any further obligations or liabilities (other than those speci-fied herein) to such Transferred Employees under the Cyanamid
Employee Benefit Plans. Buyer shall have no responsibility with respect to any costs, payments or expenses relating to Cyanamid
Employee Benefit Plans. All Transferred Employees shall be vested in their accrued benefits, if any, under Cyanamid Employee
Benefit Plans as of the Closing Date arising out of all service prior to such date, and contributions made or to be made on their behalf with respect to such benefits or service. Benefits which will be received by Transferred Employees in respect of all such Cyanamid Employee Benefit Plans thereafter shall be in accordance with the applicable provisions of such Cyanamid plans as from time to time in effect.

                  Seller shall deliver to Buyer, within ninety (90) days following the Closing Date, with respect to each Transferred
Employee, a schedule which has been certified as true and correct by an appropriate officer of Seller setting forth the date of birth, date of employment, sex, marital status, and, with respect to the Cyanamid Employees Retirement Plan, the number of years and months of "Past Service," "Service" and "Future Service" with which the employee is credited as of the Closing, his accrued benefit, and his annual rate of retirement annuity which is accrued as of the Closing under the greater of the career average pay formula or the final average pay formula, in each case determined in accordance with the provisions of the Cyanamid
Retirement Plan in effect as of the Closing, and his current rate of compensation.

                  Seller also shall deliver to Buyer within ninety (90) days following the Closing Date all personnel, benefit and other employment records respecting the Transferred Employees, the most current summary plan description for each of the Benefit Plans, and records of all actuarial assumptions used to determine equivalence under the Cyanamid Retirement Plan as of the Closing.

                  Seller shall be responsible for and shall indemnify and hold Buyer harmless from and against all liabilities and obliga-tions of any kind in connection with the provision of retiree medical benefits to employees who have retired or who are eligi-ble for retiree medical benefits under the Seller's medical plan as of the Closing Date, regardless of whether such employees actually retire from employment prior to the Closing Date.

                  Seller shall be responsible for and shall indemnify and hold Buyer harmless from and against all claims of the Trans-ferred Employees for worker's compensation, unemployment compen-sation and other government mandated benefits, and for weekly indemnity, life, pension, profit sharing, hospital/medical
/surgical, disability, major medical, dental and other welfare benefits which arise by reason of events that occur prior to the Closing and are payable under the terms and conditions of any existing benefit program or plan maintained by Seller for the Transferred Employees. Buyer shall be responsible for and indemnify and hold Seller harmless from and against all claims for such benefits which arise by reason of events that occur after the Closing and which are payable under the terms and conditions of any benefit program which in similar to a plan or program described in the preceding sentence and which is adopted or maintained by Buyer for the Transferred Employees, whether through assumption of the existing collective bargaining agree-ment or otherwise. Anything in this subsection 12.3 to the contrary notwithstanding, any amount payable in respect of any claim which is determined by a final decision of a court of competent jurisdiction or of a duly constituted arbitral tribunal to be wholly or partly the joint responsibility of Buyer and Seller shall be paid by Buyer and Seller on the basis determined by such court or tribunal.

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


         SECTION 13.         CLOSING EXPENSES AND TAXES

                  All expenses of Closing incurred by any party shall be borne by the party incurring such expense. Each party shall also pay any income taxes incurred by such party as a result of this transaction. All sales, value added, registration, or similar taxes, whether domestic or foreign, which arise or may be payable upon the transfer of the Assets to Buyer shall be borne by Buyer, except transfer taxes which shall be shared equally by Buyer and Seller.

         SECTION 14.         INDEMNIFICATIONS

                  14.1 Seller Indemnity. Seller shall indemnify and hold harmless Buyer from and against any and all claims, losses, liabilities, costs and expenses, whether or not relating to litigation or threatened litigation, arising out of:

                             (a)  any failure by Seller to perform any of its
obligations hereunder;

                             (b)  the sale of product manufactured and pack-

aged by Seller prior to the Closing Date (provided however that Buyer shall bear the burden of proof with regard to any claim that product was made by Seller and such product caused the damage for which indemnification is sought);

                             (c)  the conduct of the Business by Seller prior
to the Closing Date;

                             (d)  any debt or other liability of Seller not
specifically assumed by Buyer in the Assumption Agreement;

                             (e)  any claim by an employee or former employee
of the Seller to the extent it arises as a result of either (i) the sale of the Assets or the Business (if such employee is not on the Transferred Employee list), (ii) the conduct of the Seller prior to or at closing or (iii) the cessation of employee's em-ployment by the Seller prior to Closing (whether or not employee commences employment with Buyer) including without limitation any payments made pursuant to the Worker Adjustment and Retraining
Notification Act, P.L. 100-39 ("WARN") or any other applicable law, contract or agreement; or

                             (f)  any misrepresentation or breach of warranty
contained in this Agreement by Seller other than a misrepresenta-tion or breach of warranty relating to liability asserted pursu-ant to the preceding subsections of this subsection 14.1 or assorted pursuant to subsection 14A.

                             Except for indemnification arising under subsec-
tion 14.1(f), no indemnification shall be available under this subsection 14.1 for claims, losses, liabilities, costs and expenses relating to remediation or compliance for which indemni-fication was sought or could have been sought under subsection
14A(e).

                  14.2 Buyer Indemnity. Buyer shall indemnify and hold harmless Seller from and against any and all claims, losses, liabilities, costs and expenses, whether or not relating to litigation or threatened litigation, and arising out of:

                             (a)  any misrepresentation or breach of warranty
by Buyer;

                             (b)  any failure by Buyer to perform any of its
obligations hereunder;


                             (c)  sale of Product by Buyer after Closing
other than with respect to which Seller is obligated to indemnify
Buyer pursuant to subsection 14.1;

                             (d)  the conduct of the Business by Buyer on and
after the Closing Date;

                             (e)  any claims by any Transferred Employee
arising from the termination of such person's employment by Buyer on and after the Closing Date; and

                             (f)  any claim by any Transferred Employee
arising under WARN or any similar law in any other jurisdiction arising out of the actions of Buyer or any of its affiliates on and after the Closing Date.

                  14.3       Limitations.

                             (a)  Seller and Buyer shall have no liability
under subsection 14.1(f) and subsection 14.2(a), respectively, with respect to breaches of representations and warranties until the aggregate amount of loss to Seller or Buyer as a result of all matters covered by such sections exceeds fifty thousand dollars ($50,000).

                             (b)  No claim shall be brought against Seller or
Buyer under subsection 14.1 or subsection 14.2, respectively, with respect to breaches of representations or warranties more than two years after the Closing Date.

                             (c)  The liability of Seller and Buyer to indem-
nify under subsection 14.1(f) or subsection 14.2(a) respectively shall not exceed two million eight hundred thousand dollars
($2,800,000) in the aggregate for all claims. Seller may satisfy its obligations hereunder, to the extent such obligation exceeds
$1,000,000, by returning Preferred Stock to Buyer in an amount having an aggregate par value plus accrued, unpaid dividends and compounding thereon equal to the amount of Seller's indemnifica-tion obligations hereunder in excess of $1,000,000.

                             (d)  The liability of Seller to indemnify Buyer
under subsection 14.1 shall be limited to a maximum aggregate amount of ten million eight hundred thousand dollars
($10,800,000).

                             (e)  The liability of Buyer to indemnify Seller
under subsection 14.2 shall be limited to a maximum aggregate amount of ten million eight hundred thousand dollars
($10,800,000).


                  14.4 Procedure for Indemnification. With respect to any claim for which indemnification is sought pursuant to this Agreement, the party seeking indemnification ("Indemnitee") shall promptly after knowledge of such claim, notify in writing the party from whom indemnification is sought ("Indemnitor") in as much detail as is feasible, of the existence and nature of the claim. At its sole cost and expense, and with counsel of its choosing, Indemnitor shall defend against any claim of a third party and shall pay any resulting settlements, judgments or decrees, provided that Indemnitee has taken reasonable steps to mitigate any damages resulting from any such claim and has granted by such notice to the Indemnitor the full power, authori-ty and right on Indemnitee's behalf to control the defense or settlement of any such claim, so long as Indemnitor shall keep
Indemnitee informed at all times as to the status of the claim, and Indemnitee may, at its own election and expense, participate in the defense of any such claim. Should the Indemnitor, after the Indemnitee has fulfilled its obligations under this Section, fail to defend or to prosecute diligently the defense of any claim of a third party, the Indemnitee, without waiving any rights against the Indemnitor, may defend or settle any such claim and shall be entitled to recover from the Indemnitor the amount of any settlement or judgment or decree and all costs and expenses, including without limitation, reasonable attorneys' fees. Each of the parties hereto shall extend reasonable cooper-ation to the other parties in connection with such defense or settlement. The right of the Indemnitor to defend against any such claim shall be limited by the right of an insurance company to defend against the claim if the claim involves an insured risk.

                  14.5 Sole Remedy. The sole and exclusive obligation of Buyer or Seller or any of Buyer's or Seller's parent, subsid-iary and affiliated companies or any of their respective direc-tors, officers, agents, servants and employees for any misrepre-sentation herein or breach of warranty hereunder, or for any failure by Seller or Buyer or any of Seller's or Buyer's subsid-iary and affiliated companies to perform any of its covenants, or for any act or omission of Seller or Buyer, shall be the liabili-ties and obligations of Seller or Buyer under, and subject to the conditions and limitations of, this Section 14 or, where applica-ble subsection 14A(e). Seller and Buyer, on their own behalf and on behalf of their respective parent, subsidiary and affiliated companies, waive any and all other claims arising hereunder against the other party (including its parent, subsidiary and affiliated companies) and the directors, officers, agents, servants and employees of such other party and its parent, subsidiary and affiliated companies.

                  14.6 Survival and Term of Indemnification. Unless otherwise expressly provided in this Agreement, any right of either party to indemnification under this Agreement and any duty on the part of either party to this Agreement to indemnify the other party to this Agreement shall survive the Closing Date and continue indefinitely.

         SECTION 14A         INDEMNIFICATION FOR ENVIRONMENTAL CLAIMS

                             (a)  (i)  In addition to the indemnities provid-
ed in subsection 14.1(f), this Section 14A sets forth the full and exclusive rights and obligations of the parties respecting claims, losses, liabilities, costs or expenses, relating to remediation or compliance, which arise out of the environmental condition of the Real Property and any and all claims, losses, liabilities, costs or expenses, relating to remediation or compliance, which relate to or arise out of the handling, use, discharge, storage, disposal, treatment or release (as those last three terms are defined in the Comprehensive Environmental
Response, Compensation and Liability Act ("CERCLA")) of any
Hazardous Substance (as hereinafter defined) on or prior to the Closing Date by, or attributable to, Seller or any Seller affili-ate or their predecessors, or which relate to any Hazardous
Substance which originated or otherwise came from operations con-ducted on or prior to the Closing Date by, or attributable to, Seller or any Seller affiliate or their predecessors, including without limitation, all claims, losses, liabilities, costs or expenses involving the investigation, monitoring or cleanup of sites (whether or waste disposal sites, former plant sites or other sites or properties) on which any Hazardous Substance may be found. The claims, losses, liabilities, costs and expenses relating to remediation or compliance referred to in the forego-ing sentence shall collectively be referred to as "Environmental
Claims." The term "Environmental Claim" shall apply without regard to whether the activity or condition giving rise to the claim, loss, liability, cost or expense was lawful or unlawful at the time of occurrence.

                                 (ii)"Hazardous Substance" as used herein
means any substance, chemical or waste that is listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated as a pollutant or contaminant under any applicable local, state, or federal environmental law or regulation; any asbestos or asbestos-containing material, petroleum, petroleum product or by-product, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable as fuel, or polychlorinated biphenyls.

                                 (iii) The term "remediation," as used in this
Section 14A, includes removal or remedial action as those terms are defined in CERCLA subject to such limitations as are set forth in this Agreement.

                             (b)  (i)  Buyer shall have six (6) months after
the Closing Date to investigate, inspect, review records, take samples and conduct tests to determine the extent of any condi-tions or activities which have given or may give rise to any Environmental Claims under laws or regulations in effect at the time of Closing in respect of the Real Property exclusive of purchased vacant land, including ground water and soil (all of the preceding being the "Plant Area Site Assessment") and to provide Seller the notice specified in subsection 14A(c) below with respect to such portion of the Real Property. Buyer shall have an additional six (6) months to conduct similar activities
(the "Undeveloped Area Site Assessment") with respect to the remainder of the Real Property and to provide Seller the notice specified in subsection 14A(c) below with respect to such remain-der of the Real Property.

                                 (ii)  The cost of the Plant Area Site Assess-
ment and the Undeveloped Area Site Assessment ("Site Assess-ments") shall be borne entirely by Buyer. Buyer shall notify
Seller of, and allow Seller or Seller's properly-trained repre-sentatives a reasonable opportunity to be present at all physical inspections, employee interviews and sampling activities related to the Site Assessments and to obtain splits of all samples taken in the course of the Site Assessments. Buyer shall indemnify
Seller, its directors, officers, employees, affiliates, succes-sors and assigns for all claims, costs, damages or liabilities arising from the release of Hazardous Substances caused by or related to Buyer's Site Assessments.

                                     (iii)  Until completion of the Site Assess-
ments, Seller shall have the right to conduct, at Seller's expense, such additional site assessments ("Seller's Site Assess-ments") as may be appropriate to document conditions or activi-ties which have given or may give rise to Environmental Claims on the Real Property. For that purpose, Buyer agrees to provide
Seller and its agents and representatives with access to the Real
Property after the Closing Date consistent with normal plant operations. Seller shall indemnify Buyer, its directors, offi-cers, employees, affiliates, successors and assigns for any claims, costs, damages or liabilities caused by or related to Seller's Site Assessments, including the cost of restoring the

Real Property to its condition prior to Seller's Site Assess-ments. Seller will notify and allow Buyer and its agents and representatives to be present at all physical inspections, em-ployee interviews and sampling activities related to Seller's Site Assessments and to obtain splits of samples taken in the course of Seller's Site Assessments. Buyer and Seller will supply each other with copies of their respective Site Assess-ments.

                             (c)  No later than sixty (60) days after comple-
tion of each of the six month periods provided in subsection
14A(b)(i) for the respective Site Assessments, Buyer shall notify
Seller in writing of activities or conditions which have given or may give rise to Environmental Claims related to the Real Proper-ty identified in the respective Site Assessments. Thereafter, Buyer and Seller shall undertake to agree on the minimum remedial measures necessary to remedy the conditions which have given or may give rise to any Environmental Claims related to the Real
Property ("Appropriate Remedial Measures") which shall be the subject of indemnity as prescribed in subsection 14A(e). For purposes of this Section 14A, Appropriate Remedial Measures shall mean the minimum actions necessary in order to investigate and conform to remediation criteria identified in, and bring the Real
Property, the Facility and its operations into compliance with applicable laws, rules, regulations and ordinances of governmen-tal agencies having jurisdiction existing as of the Closing Date, including, without limitation, bringing into conformance with applicable legal requirements any underground storage tanks found in or under the Real Property; the removal and proper disposal or treatment of any Hazardous Substance stored on the Real Property unlawfully as of the Closing Date; and, as appropriate, the removal, proper disposal or treatment of, contaminated soil or ground water; and in all cases, the restoration of the Real
Property, the Facility and its operations to a condition which permits their continued use in the manner used by Seller on the date of this Agreement to the extent permitted by law with exceptions not material in the aggregate. Appropriate Remedial
Measures also shall include the payment of any penalties or fines imposed as the result of activities or conditions which have given rise to an Environmental Claim, except to the extent such fines or penalties are imposed with respect to continuation of an activity or condition after Buyer has had a reasonable opportuni-ty to remedy. In no event, however, need action be taken pursu-ant to this Section 14A nor shall Seller be liable, pursuant to this Section 14A for (i) Environmental claims of which Buyer does not inform Seller within the respective six (6) month periods provided for in subsection 14A(b) or for which no Remedial Measures are required, except for Seller's obligation under subsection 14A(j); (ii) contamination caused by normal applica-tion of pesticides, fungicides, or other agricultural products for agricultural purposes; (iii) with respect to ground water or surface water, if such ground water or surface water contamina-tion is below levels which would be capable of giving rise to liability for investigation or remediation costs under applicable law; (iv) site conditions or contamination caused by Buyer's actions or to the extent resulting from Buyer's continuation of existing disposal practices after the Closing Date after Buyer has had a reasonable opportunity to change such practices; (v) costs resulting from changes in laws, regulations, ordinances, permits or orders after the Closing Date, except as identified in
SCHEDULE 14A; and (vi) remedial measures necessary to remedy Environmental Claims which result solely from any commercial operations after Closing which are not a continuation of Seller's practices and remedial measures necessary to address the in-creased magnitude of any Environmental Claim caused by Buyer's commercial operations after Closing which are not a continuation of Seller's practices and directly cause an increase in the magnitude of any Environmental Claim existing at Closing. Buyer may proceed to implement remedial measures prior to obtaining Seller's agreement to those measures; however, Seller will only be responsible for indemnifying Buyer under subsection 14A(e) for Appropriate Remedial Measures. Buyer will cooperate with Seller with regard to the provision of access to the Real Property and making Buyer's employees available for consultation for implemen-tation of Appropriate Remedial Measures.

                             (d)  In the event the parties, having negotiated
in good faith for no less than forty-five (45) days (which shall begin on the day of the first in-person negotiating meeting), are unable to agree upon the existence of an Environmental Claim or upon Appropriate Remedial Measures, Seller or Buyer may request that the existence or non-existence of such Environmental Claim be determined or Appropriate Remedial Measures therefor be designed by an arbitrator or third party expert acceptable to the parties. Any such determination or designation by an arbitrator or third party expert shall be binding upon the parties.

                             (e)  Seller shall indemnify Buyer, its Affili-
ates, and their directors, officers, employees, successors and assigns for all costs and expenses of Appropriate Remedial

Measures. After Seller has discharged such obligations, Seller shall have no further obligation to Buyer with respect to condi-tions which have given or may give rise to Environmental Claims on or under the Real Property which have been addressed through Appropriate Remedial Measures, and Buyer thereupon waives, releases and indemnifies Seller from any and all claims relating to remediation or compliance and pertaining to activities or conditions which have given or may give rise to Environmental Claims on or under the Real Property which have been addressed through Appropriate Remedial Measures, including those arising under federal, state, or local laws, except with respect to such activities or conditions which serve as a basis for Buyer's rights to indemnity for claims arising under Section 14. In no event shall Seller have any liability or obligation to provide indemnification to Buyer arising from changes in applicable laws, rules, regulations or ordinances which occur after the Closing Date, except for compliance costs identified in SCHEDULE 14A, for which Seller also shall indemnify Buyer, but only to the extent incurred by Buyer to comply with minimum legal requirements once those requirements take full force and effect. Buyer and Seller shall cooperate on developing appropriate measures and associated costs to comply with the requirements identified in SCHEDULE 14A. Buyer may proceed at its own risk to implement compliance mea-sures prior to Seller's agreement to those measures; however, Seller will only be responsible for indemnifying Buyer for the costs of complying with the minimum legal requirements once those requirements take full force and effect. To the extent that Buyer and Seller are unable to agree on appropriate measures and associated costs for a requirement identified in SCHEDULE 14A, or on a plan for determining such appropriate measures and costs, within nine months after the Closing Date, Buyer or Seller may request that such measures and costs be determined by an arbitra-tor or third-party acceptable to the parties. Any such determi-nation shall be binding upon the parties.

                             (f)  The foregoing provisions relate solely to
activities or conditions which have given or may give rise to Environmental Claims at, on or under the Real Property. Seller agrees to indemnify, defend and hold harmless Buyer, its direc-tors, officers, employees, successors and assigns for all claims, losses, liabilities, costs and expenses relating to remediation or compliance resulting from any other activities or conditions
(e.g., off-site disposal of hazardous substances) which have given or may give rise to Environmental Claims as provided herein. In the event that the actions or the operations, of Seller or any Seller affiliate and/or their predecessors prior to the Closing Date are only partially responsible for losses relating to remediation or compliance and arising from activities or conditions which have given or may give rise to an Environmen-tal Claim, Seller shall indemnify Buyer only for that portion of the losses which arises out of actions taken or events occurring prior to the Closing Date.

                             (g)  Buyer shall indemnify, defend and hold
harmless Seller and their respective directors, officers, employ-ees, successors and assigns, and releases Seller from any liabil-ity for the portion of any losses which arise out of the actions or are attributable to the operations of the Buyer after the Closing Date.

                             (h)  The parties expressly agree to select and
implement the Appropriate Remedial Measures in the most cost-effective manner consistent with the standards set forth in this Agreement. The parties shall each have the right to participate in any negotiations with any governmental authorities with respect to Appropriate Remedial Measures and any other Environ-mental Claims which affect the obligations of the parties under this Agreement.

                             (i)  Until completion of the Site Assessments,
Buyer shall report promptly in writing to Seller full particulars regarding any material leak, spill or other releases, presence or discharge ("Release") of any hazardous substance, raw material, intermediate or product used in the production of Products into the water, groundwater, soil, or air in such quantities as to be reportable to federal, state or local authorities, unless that release is authorized by an environmental permit in full force and effect or is a continuation of releases in comparable rate and frequency to releases occurring prior to the Closing Date.

                             (j)  If Buyer discovers, subsequent to comple-
tion of the respective Site Assessments, an activity or condition which could have given rise to an Environmental Claim on or under the Real Property, but which was not addressed through Appropri-ate Remedial Measures, and Buyer gives Seller notice of such claim within the four (4) year period from one (1) year after the Closing Date, until five (5) years after the Closing Date Seller will lend to Buyer, in the form of a revolving credit facility
(the "Environmental Credit Facility") sufficient funds to imple-ment appropriate remedial measures subject to the following terms and conditions:

                                       (i)  Buyer shall bear the burden of proof
that such activities or conditions giving rise to an environmen-tal claim occurred prior to the Closing Date and would have resulted in non-compliance on the Closing Date;


                                  (ii)  Seller will provide the Environmental
Credit Facility only to the extent Buyer is unable to fund such measures from existing internal funds within the ordinary course of business;

                                 (iii)  Seller may verify Buyer's inability to
fund such measures by reviewing Buyer's appropriate books and records. Buyer will use the Environmental Credit Facility only to fund designated environmental remediation projects to remediate Environmental Claims existing at Closing; providing the credit facility described above is Seller's sole obligation with respect to such Environmental Claims under this subsection
14A(j);

                                  (iv)  Seller may identify a financial inter-
mediary to fund such remediation after Buyer has failed to do so, provided however, such election of Seller's identifying an intermediary shall be at Buyer's sole discretion and Seller shall not initiate any activities in this regard;

                                  (v)  All claims by Buyer for the Environmen-
tal Credit Facility shall be in writing and shall be made within the four (4) year period from one (1) year after the Closing
Date. Buyer must request loan disbursements with respect to any claim for credit hereunder within three years of the submission of a claim. Disbursements under the Environmental Credit Facili-ty shall be made in a timely fashion after request therefor, but shall occur no more frequently than every six (6) months and each drawing by Buyer must be repaid within three (3) years. The aggregate outstanding principal amount of each drawing shall bear interest at a rate which shall be no greater than either (i) the rate paid to the Bank of New York Commercial Corp. or such other credit source selected by Buyer for the term loan made to Buyer to finance the purchase of the Assets or (ii) in the event the term loan is no longer in effect, the Prime Rate plus one and one-half percent (1.5%); and

                                (vi)  Seller's right to the repayment of funds
advanced to Buyer under the Environmental Credit Facility shall be subordinated in all respects to the rights of any and all banks or financial institutions that have advanced credit relat-ing to the Business through revolving credit, term loan or similar facilities to Buyer.

                             (k)  Indemnification under this section shall be

subject to the requirements of subsection 14.4.

         SECTION 15.         BULK SALES LAW

                  Buyer hereby waives compliance by Seller with the provisions of any applicable Bulk Sales Law. Seller hereby agrees to indemnify and hold Buyer harmless against and in respect of any claims, losses, liabilities, damages or expenses (including reasonable attorney's fees) incurred by or asserted against Buyer as a result of such non-compliance; provided that nothing herein shall prevent Seller from contesting any such liability in good faith.

         SECTION 16.         TERMINATION

                  The obligation of the parties hereto to consummate the purchase and sale contemplated hereby may be terminated:

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                             (a)  at any time by the mutual consent of Buyer
and Seller;

                             (b)  by Buyer, if the conditions set forth in
subsection 9.1 of this Agreement shall not have been satisfied on or before the Closing Date, and by Seller, if the conditions set forth in subsection 9.2 of this Agreement shall not have been satisfied on or before the Closing Date or the time periods contained in subsections 9.2(e) and (f), as the case may be;

                             (c)  by either Buyer or Seller, if, without
fault on the part of the party declaring termination, the Closing shall not have occurred on or before ninety (90) days after the signing of this Agreement; or

                             (d)  by either Buyer or Seller, if on or before
the Closing Date, a third party, including, but not limited to, any governmental agency such as the Justice Department or the FTC, initiates or threatens to initiate an investigation or litigation in respect of the transactions contemplated by this Agreement and either Seller or Buyer, as the case may be, reason-ably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat.

                  In the event of the termination of this Agreement pursuant to this Section, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders, except as provided in subsection 7.1(b) and subsection 14.3(b) hereof, or except for breach of this Agreement.

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


         SECTION 17.         OTHER PROVISIONS

                  17.1 Public Announcements. Any announcements or similar publicity with respect to this Agreement or the transac-tions contemplated hereby shall be at such time and in such manner as Seller and Buyer shall agree in writing, provided that nothing herein shall prevent either party upon notice to the other from making such public announcements as such party's counsel may consider necessary or advisable in order to satisfy that party's legal or contractual obligations in such regard. In no event, however, shall either party make any public announce-ment without prior written notification of the content and timing of such announcement to the other party.

                  17.2 Costs and Expense. Except as expressly other-wise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

                  17.3 Passage of Title and Risk of Loss. Legal title and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at Closing hereunder; provided, however, that if any loss of any of the Assets between the date hereof and the Closing occurs without reduction of the Purchase Price on account of such loss, Buyer shall be entitled to the proceeds of any insurance payable with respect to the loss of such Assets and, except as otherwise provided in subsection 8.1(g), Seller shall have no obligation to repair or replace such Assets.

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


                  17.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to be duly given if delivered by hand or mailed certified or registered first class mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

                  If to Buyer:              Freedom Textile Chemicals Co.
                                            c/o The Freedom Group Partnership
                                            Mellon Center, Suite 3905
                                            1735 Market Street
                                            Philadelphia, PA  19103

                  Copy to: Ballard Spahr Andrews & Ingersoll 1735 Market Street, 51st Floor Philadelphia, PA 19103-7599
                                            Attn:  Harry W. Gill, Jr.


                  If to Seller:             American Cyanamid Company
                                            One Cyanamid Plaza
                                            Wayne, NJ  07470, U.S.A.
                                            Attn:  Secretary

                  17.5 Assignment. Neither this Agreement nor any right hereunder shall be assigned by any party hereto without the prior consent of the other party, and if any such party shall attempt to assign this Agreement or any right hereunder without the prior consent of such other party, then this Agreement shall, at the option of such other party, immediately become null and void and without legal effect and all rights and obligations hereunder shall cease and terminate. Notwithstanding the forego-ing, Buyer may assign, without the consent of Seller, the bene-fits and rights set forth in subsection 14A to any purchaser, lessee or operator of all or part of the Assets or Business.
Subject to the provisions of this subsection 17.5, this Agreement

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

shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. Notwithstanding any such assignment, the assigning party shall continue to be primar-ily liable hereunder.

                  17.6 Schedules and Exhibits. The schedules, exhib-its, annexes and other papers attached to this Agreement are made a part of this Agreement, and reference to a document or agree-ment in any schedule, exhibit, annex or other paper shall be deemed a reference for all purposes of this Agreement.

                  17.7 Integration, Amendment and Modification. This Agreement, including the schedules and exhibits attached hereto, represents the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Except as specifically set forth in this Agreement, neither party makes to the other any representation or warranty, whether express or implied, of any kind whatsoever.
This Agreement may not be amended, modified, supplemented or changed in any respect except by a writing duly executed by Seller and Buyer.

                  17.8 Waiver and Discharge. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this ,Agree-ment or any part hereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of

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


this Agreement shall be held to be a waiver of any other or subsequent breach.

                  17.9 Captions. The captions appearing in this Agree-ment are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

                  17.10 Law Governing. Except for any legal issues arising with respect to the Real Property, which shall be gov-erned by, construed, interpreted and enforced according to the laws of the State of North Carolina, without giving effect to its choice of laws or conflict of laws provisions, this Agreement shall be deemed a contract made under the laws of the State of New Jersey, U.S.A., and for all purposes shall be governed by, construed, interpreted and enforced according to the laws of the State of New Jersey, U.S.A., without giving effect to its choice of laws or conflict of laws provisions.

                  17.11 Benefit of Parties. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under this Agreement, but this Agreement shall be for the sole and exclusive benefit of the parties hereto, except as provided in subsection 17.5.

                  17.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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


                  17.13 Indirect or Consequential Damages. Except for liability to third parties pursuant to the indemnifications in
Section 14, neither party shall be liable to the other party for any special, indirect, incidental, punitive or consequential damages arising out of a breach of this Agreement. No direct damage suffered or incurred by any third party shall be deemed to be included within such specified and disclaimed damages and such third-party damage shall be determined according to applicable law.

                  17.14 Severability. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  17.15 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


                  17.16 References to Laws. References to statutes, laws, codes of laws, sections thereof or provisions therein are also deemed to refer to any successor laws or provisions.

                  The parties have duly executed this Agreement as of the day and year first above written.


                                     FREEDOM TEXTILE CHEMICALS CO.
(Corporate Seal)

ATTEST:                              By /s/
                                       ---------------------------------------
                                     Name:
                                     Title:
/s/
--------------------------------
Name:
Title:
                                     AMERICAN CYANAMID COMPANY
(Corporate Seal)

ATTEST:                              By /s/
                                       ---------------------------------------
                                     Name:
/s/                                  Title:
--------------------------------
Name:
Title:


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